UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ________________________________________
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
 ________________________________________
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Denali Therapeutics Inc.
(Name of Registrant as Specified In Its Charter)
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DENALI THERAPEUTICS INC.
Dear Stockholder:
I am pleased to invite you to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Denali Therapeutics Inc. (“Denali”), which will be held virtually via live webcast on June 2, 2021 at 10:00 a.m. Pacific Time. You can attend the virtual Annual Meeting via the Internet at www.virtualshareholdermeeting.com/DNLI2021, where you will be able to vote and submit questions electronically during the Annual Meeting.
The attached Notice of Annual Meeting of Stockholders and proxy statement contain details of the business to be conducted at the Annual Meeting.
Whether or not you attend the virtual Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by phone or by mail. If you decide to attend the virtual Annual Meeting, you will be able to vote electronically, even if you have previously submitted your proxy.
On behalf of the board of directors, I would like to express our appreciation for your interest in Denali.
Sincerely,
Ryan J. Watts, Ph.D.
President and Chief Executive Officer

DENALI THERAPEUTICS INC.
161 Oyster Point Blvd.,
South San Francisco, California 94080
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Time and Date         June 2, 2021 at 10:00 a.m. Pacific Time

Place            The Annual Meeting will be a completely virtual meeting of stockholders to be conducted via live webcast. You will be able to attend the virtual Annual Meeting by accessing www.virtualshareholdermeeting.com/DNLI2021. You will need the 16-digit control number found on your Notice of Internet Availability, your proxy card or on the instructions that accompany your proxy materials to participate in the Annual Meeting and vote your shares electronically.

Items of Business
•To elect four directors from the nominees described in this proxy statement.

•To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2021.

•To approve, on an advisory basis, executive compensation.

•To transact other business that may properly come before the Annual Meeting.
Record Date         April 12, 2021 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions for each of these voting options, please refer to the proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting. The proxy statement explains proxy voting and the matters to be voted on in more detail.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 2, 2021. Our proxy materials, including the proxy statement and Annual Report to Stockholders, are being made available on or about April 22, 2021 on our website at https://denalitherapeutics.com/investors in the SEC Filings section of our Investor & Media Relations web page, as well at the following website: www.proxyvote.com. We are providing access to our proxy materials over the Internet under the rules adopted by the U.S. Securities and Exchange Commission.

By order of the board of directors,

Ryan J. Watts, Ph.D.
President, Chief Executive Officer and Director
South San Francisco, California

April 22, 2021

Your vote is important. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials, which is being mailed to you on or about April 22, 2021.

-i-

DENALI THERAPEUTICS INC.
PROXY STATEMENT
FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10:00 a.m. Pacific Time on June 2, 2021

This proxy statement and form of proxy are furnished in connection with the solicitation of proxies by our board of directors (the “Board”) for use at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. Due to health and safety concerns relating to the COVID-19 pandemic, the Annual Meeting will be held in a virtual only meeting format. Stockholders will not be able to physically attend the Annual Meeting. The Annual Meeting will be held virtually via live webcast on June 2, 2021 at 10:00 a.m. Pacific Time. You will be able to attend the virtual Annual Meeting by accessing www.virtualshareholdermeeting.com/DNLI2021 and entering the 16-digit control number found on your Notice of Internet Availability, your proxy card or on the instructions that accompany your proxy materials. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 22, 2021 to all stockholders entitled to vote at the virtual Annual Meeting. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement. Please read the entire proxy statement carefully before voting your shares.
Why am I receiving these materials?
The Board is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at Denali’s Annual Meeting, which will take place on June 2, 2021. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.
All stockholders will have the ability to access the proxy materials via the Internet, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”), as filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 26, 2021. The Notice includes information on how to access the proxy materials, how to submit your vote over the Internet, by phone or how to request a paper copy of the proxy materials. This proxy statement and the Annual Report are available at www.proxyvote.com.
What proposals will be voted on at the Annual Meeting?
There are three proposals scheduled to be voted on at the Annual Meeting:
•the election of four class I directors to hold office until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified;
•the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
•the approval, on an advisory basis, of executive compensation, as described in this proxy statement.
As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement.

How does our board of directors recommend that I vote?
Our board of directors recommends that you vote:
•FOR the election of each of the four directors nominated by the Board and named in this proxy statement as class I directors to serve for a three-year term;
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
•FOR the approval, on an advisory basis, of executive compensation, as described in this proxy statement.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on April 12, 2021, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 121,177,045 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors. The shares you are entitled to vote include shares that are (1) held of record directly in your name, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote electronically at the virtual Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date, your shares were held, not in your name, but rather in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. For additional information, see “What if I do not specify how my shares are to be voted?” below.

Could developments regarding COVID-19 impact the date, time or location of the meeting?

We are actively monitoring the public health and travel safety concerns relating to COVID-19 and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. Our Annual Meeting is a completely virtual meeting of stockholders to be conducted via live webcast, in order to accommodate social distancing of those attending the meeting, and as such we do not anticipate an impact to the date, time or location of the meeting. If we determine that it is not possible or advisable to hold our Annual Meeting as currently planned, we will announce by press release as well as through a filing with the SEC.
How do I vote and what are the voting deadlines?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can vote in one of the following ways:

•You may vote via the Internet. To vote via the Internet, go to http://www.voteproxy.com and follow the instructions on the proxy card or in the notice of annual meeting and Internet availability of proxy materials. Your vote must be received by 11:59 p.m. Eastern Time on June 1, 2021 to be counted. If you vote via the Internet, you do not need to return a proxy card by mail.
•You may vote by telephone. To vote by telephone, dial toll-free 1-800-690-6903 and follow the instructions on the proxy card or in the notice of annual meeting and Internet availability of proxy materials. Your vote must be received by 11:59 p.m. Eastern Time on June 1, 2021 to be counted. If you vote by telephone, you do not need to return a proxy card by mail.
•You may vote by mail. To vote by mail using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), you need to complete, date and sign the proxy card and return it promptly by mail so that it is received no later than June 1, 2021. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of the Board. The Board recommends that you vote FOR the election of each of the four directors nominated by the Board and named in this proxy statement as class I directors to serve for a three-year term, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021, and FOR the approval, on an advisory basis, of executive compensation, as described in this proxy statement.

•You may vote via meeting website. If you plan to attend the virtual Annual Meeting, you may vote your shares live at the virtual Annual Meeting. Even if you plan to attend and participate in our virtual annual meeting via www.virtualshareholdermeeting.com/DNLI2021, we encourage you to vote over the Internet or by telephone as described above, or by returning a proxy card following your request of paper copies. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the virtual Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee.
Can I change my vote or revoke my proxy?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:
•entering a new vote by Internet or telephone;
•signing and returning a new proxy card with a later date;
•delivering a written revocation to our Secretary at Denali Therapeutics Inc., 161 Oyster Point Blvd., South San Francisco, California 94080, by 11:59 p.m. Eastern Time on June 1, 2021; or
•attending and electronically voting at the virtual Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
What if I do not specify how my shares are to be voted?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:
•FOR the election of each of the four directors nominated by the Board and named in this proxy statement as class I directors to serve for a three-year term (Proposal No. 1);
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021 (Proposal No. 2);
•FOR the approval, on an advisory basis, of executive compensation, as described in this proxy statement (Proposal No. 3); and
•In the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposal No. 1 (election of directors) and Proposal No. 3 (approval of the advisory vote on executive compensation) are not considered routine matters, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may not vote your shares with respect to Proposal No. 1 and Proposal No. 3, which would result in a “broker non-vote,” but may, in its discretion, vote your shares with respect to Proposal No. 2. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.
What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal No. 2 and Proposal No. 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by plurality votes, abstentions will have no impact on the outcome of any of such proposals as long as a quorum exists.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. A majority of the shares of common stock outstanding and entitled to vote, in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. As noted above, as of the Record Date, there were a total of 121,177,045 shares of common stock outstanding, which means that 60,588,523 shares of common stock must be represented in person or by proxy at the Annual Meeting to have a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.
How many votes are needed for approval of each proposal?
•Proposal No. 1: The election of class I directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. This means that the four nominees who receive the most FOR votes will be elected. You may (i) vote FOR all nominees, (ii) WITHHOLD your vote as to all nominees, or (iii) vote FOR all nominees except for those specific nominees from whom you WITHHOLD your vote. Any shares not voted FOR a particular nominee (whether as a result of voting withheld or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. If you WITHHOLD your vote as to all nominees, you will be deemed to have abstained from voting on Proposal No. 1, and such abstention will have no effect on the outcome of the proposal.
•Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 2, the abstention will have the same effect as a vote AGAINST the proposal.
•Proposal No. 3: For the non-binding advisory vote on executive compensation, an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved is required to approve, on a non-binding advisory basis, the compensation of our named executive officers. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 3, the abstention will have the same effect as a vote AGAINST the proposal.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.
If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.
What does it mean if I received more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Denali or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of our annual report to stockholders and this proxy statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing and mailing costs. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:
Denali Therapeutics Inc.
Attention: Secretary
161 Oyster Point Blvd.,
South San Francisco, California 94080
(650) 866-8548
Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us at that time, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 23, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Denali Therapeutics Inc.
Attention: Secretary
161 Oyster Point Blvd.,
South San Francisco, California 94080
(650) 866-8548
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2022 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:
•not earlier than February 6, 2022; and
•not later than March 8, 2022.
In the event that we hold our 2022 annual meeting of stockholders more than 30 days before or more than 60 days after the first anniversary of the date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:
•the 90th day prior to such annual meeting; or
•the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates
You may propose director candidates for consideration by our corporate governance and nominating committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors, which is currently comprised of ten (10) members. Nine (9) of our ten (10) directors are independent within the meaning of the independent director requirements of NASDAQ. Our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Upon the recommendation of our corporate governance and nominating committee, we are nominating Douglas Cole, M.D., Jay Flatley, Marc Tessier-Lavigne, Ph.D., and Nancy A. Thornberry. If elected, Dr. Cole, Mr. Flatley, Dr. Tessier-Lavigne and Ms. Thornberry will each hold office for a three-year term until the annual meeting of stockholders to be held in 2024 or until their successors are duly elected and qualified.
The following table sets forth the names, ages as of March 31, 2021 and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing directors:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
1. Director Nominees
Douglas Cole, M.D.(1)	I	60	Director	2015	2021	2024
Jay Flatley(1)(2)	I	68	Director	2015	2021	2024
Marc Tessier-Lavigne, Ph.D.(2)	I	61	Director	2015	2021	2024
Nancy A. Thornberry(3)	I	64	Director	2021	2021	2024

2. Continuing Directors
Peter Klein(1)	II	58	Director	2018	2022	—
Robert Nelsen(2)	II	57	Director	2015	2022	—
Vicki Sato, Ph.D.(3)	II	72	Chairperson of the Board	2015	2022	—
David Schenkein, M.D.(3)	III	63	Director	2015	2023	—
Jennifer Cook(3)	III	55	Director	2018	2023	—
Ryan J. Watts, Ph.D.	III	45	President, Chief Executive Officer and Director	2015	2023	—

(1)Member of our audit committee
(2)Member of our compensation committee
(3)Member of our corporate governance and nominating committee
Nominees for Director
Douglas Cole, M.D. has served as a member of our board of directors since May 2015. Dr. Cole joined Flagship Pioneering, which conceives, creates, resources and develops first-in-category life sciences companies, in 2001, and is currently a Managing Partner focused on life science investments. Dr. Cole currently serves on the board of directors of Cygnal Therapeutics, Foghorn Therapeutics, KSQ Therapeutics, Sana Biotechnology, and Sigilon Therapeutics, and a number of private companies. Previously, Dr. Cole served on the boards of directors of a number of public companies including Quanterix Corporation, Agios Pharmaceuticals, Receptos, AVEO Pharmaceuticals, Editas Medicine, Tetraphase Pharmaceuticals and Concert Pharmaceuticals. Dr. Cole received his M.D. from the University of Pennsylvania School of Medicine and his B.A. in English from Dartmouth College.
We believe Dr. Cole is qualified to serve on our board of directors because of his substantial experience as a venture capital investor in emerging life sciences companies, as well as his experience serving on the boards of directors for several life sciences companies.

Jay Flatley has served as a member of our board of directors since April 2015. Since January 2020, Mr. Flatley serves as the Chairman of the board of directors of Illumina, a public company focused on sequencing- and array-based solutions for genetic analysis (“Illumina”). From July 2016 to January 2020, he served as Illumina’s Executive Chairman. From December 2013 to July 2016, Mr. Flatley served as the Chief Executive Officer of Illumina and as the President and Chief Executive Officer from October 1999 to December 2013. Prior to joining Illumina, Mr. Flatley was co-founder, President, Chief Executive Officer, and a director of Molecular Dynamics, a life sciences company focused on genetic discovery and analysis, from July 1994 until its sale to Amersham Pharmacia Biotech in September 1998. Mr. Flatley also serves as Chairman of the Wellcome Trust Leap Fund, on the boards of directors at Coherent, Iridia, Zymergen, on the board of trustees for The Salk Institute, and is an Advisory Board member for UC San Diego's Moores Cancer Center. Jay previously served on the board of directors of Juno Therapeutics. Mr. Flatley received his B.S. and M.S. in industrial engineering from Stanford University and his B.A. in economics from Claremont McKenna College.
We believe Mr. Flatley is qualified to serve on our board of directors because of his extensive background in the life sciences industry and leadership experience as a senior executive of companies in the life sciences industry.
Marc Tessier-Lavigne, Ph.D. is one of our co-founders and has served as a member of our board of directors since March 2015. From March 2015 to August 2016, Dr. Tessier-Lavigne served as the Chairman of our board of directors. Since September 2016, Dr. Tessier-Lavigne has served as President of Stanford University. From March 2011 to September 2016, he served as President of The Rockefeller University, as well as professor and head of the Laboratory of Brain Development and Repair. From September 2003 to March 2011, Dr. Tessier-Lavigne served in positions of increasing responsibility at Genentech, where in 2009 he was named Executive Vice President for Research and Chief Scientific Officer. He currently serves on the board of directors of Regeneron Pharmaceuticals. Previously, he served on the boards of directors of Pfizer, Juno Therapeutics and Agios Pharmaceuticals. Dr. Tessier-Lavigne received his Ph.D. in neurophysiology from University College London, his B.A. in philosophy and physiology from Oxford University and his B.Sc. in physics from McGill University. He conducted postdoctoral work at the MRC Developmental Neurobiology Unit in London and at Columbia University.
We believe Dr. Tessier-Lavigne is qualified to serve on our board of directors because of his pioneering research, scientific knowledge, experience as one of our co-founders, service on boards of directors of public companies in the life sciences industry and leadership in the biotechnology industry.
Nancy A. Thornberry has served on our board of directors since January 2021. Ms. Thornberry has served as Chief Executive Officer of Kallyope, Inc. since November 2015. Between August 2013 and October 2015, Ms. Thornberry was self-employed as a consultant to companies in the biotechnology and pharmaceutical industries. Prior to that, Ms. Thornberry spent over 30 years at Merck, a pharmaceutical company, where she held a variety of positions including Senior Vice President and Franchise Head, Diabetes and Endocrinology, from April 2011 to July 2013, Senior Vice President and Franchise Head, Diabetes and Obesity, from September 2009 to April 2011, Vice President, Worldwide Basic Research Head, Diabetes and obesity, from February 2007 to September 2009 and Executive Director, Metabolic Disorders, from 2004 to February 2007, among other positions. Ms. Thornberry received a B.S. in Chemistry and Biology from Muhlenberg College.
We believe Ms. Thornberry is qualified to serve on our board of directors because of her extensive scientific background and experience in the life sciences industry.

Continuing Directors
Peter Klein has served as a member of our board of directors since March 2018. Mr. Klein served as Chief Financial Officer of William Morris Endeavor Entertainment, LLC (“WME”), a marketing firm, from January 2014 to June 2014. Prior to joining WME, Mr. Klein spent over 11 years at Microsoft Corporation, including serving as Chief Financial Officer from November 2009 until May 2013. Mr. Klein currently serves on the board of directors of F5 Networks Inc., a software company, Accolade, Inc., a personalized healthcare company, and two private companies, Sarcos Corporation and Joshua Green Corporation. Mr. Klein previously served on the board of directors of Apptio, Inc. and Livible, Inc. Mr. Klein holds a B.A. in history from Yale University and an M.B.A. from the University of Washington.
We believe Mr. Klein’s extensive experience as a senior finance executive, including as the chief financial officer of one of the world’s largest companies, qualifies him to serve on our board.

Robert Nelsen has served as a member of our board of directors since May 2015. Mr. Nelsen co-founded ARCH Venture Partners, L.P., a venture capital firm focused on early-stage technology companies, in 1986 and has served as a Managing Director of ARCH Venture Partners or its affiliated entities since 1994. Mr. Nelsen currently serves on the board of directors of Vir Biotechnology, Inc., Sana Biotechnology, Karuna Therapeutics, Inc., Beam Therapeutics, and Hua Medicine, Inc., each a public biotechnology company, and currently serves on the board of directors of a number of private companies. Mr. Nelsen previously served on the board of directors of a number of public biotechnology companies, including Unity Biotechnology, Inc. from 2015 to December 2020, Agios Pharmaceuticals, Inc. from 2007 to June 2017, Fate Therapeutics, Inc. from 2007 to June 2014, Syros Pharmaceuticals, Inc. from 2012 to June 2018, Sage Therapeutics, Inc. from 2013 to March 2016, Juno Therapeutics, Inc. from 2013 to March 2018 (until it was acquired by Celgene Corporation), Bellerophon Therapeutics, Inc. from 2014 to November 2015, Sienna Biopharmaceuticals, Inc. from 2015 to September 2018 and Gossamer Bio, Inc. from 2017 to December 2018 (prior to its initial public offering). He previously served as a trustee of the Fred Hutchinson Cancer Research Institute and the Institute for Systems Biology, and was a member of the board of directors of the National Venture Capital Association. Mr. Nelsen received his M.B.A. from the University of Chicago and his B.S. from the University of Puget Sound with majors in Economics and Biology.
We believe Mr. Nelsen is qualified to serve on our board of directors because of his experience as a venture capitalist building and serving on the boards of directors of many public and private emerging companies, including biotechnology companies.
Vicki Sato, Ph.D. has served as a member of our board of directors since April 2015 and as Chairperson of our board of directors since August 2016. From September 2006 until July 2017, Dr. Sato served as a professor of management practice at Harvard Business School. From July 2005 until October 2015, she also had an appointment as Professor of the Practice in the Department of Molecular and Cell Biology at Harvard University. From September 2000 to May 2005, Dr. Sato served as the President of Vertex Pharmaceuticals, a pharmaceutical company, with general management responsibility for business and corporate development, commercial operations, legal and finance, in addition to research and development. From 1992 until 2000, she served as the Chief Scientific Officer and Senior Vice President of Research and Development of Vertex Pharmaceuticals. Dr. Sato joined Vertex Pharmaceuticals in 1992, after serving as Vice President of Research at Biogen, a biotechnology company, where she also served as a member of the Scientific Board. Dr. Sato serves on the boards of directors of Bristol Myers Squibb Company, BorgWarner, Inc., Vir Biotechnology, Inc., and Akouos, Inc. She previously served on the board of directors of PerkinElmer, Inc. until April 2017 and the board of directors of Syros Pharmaceuticals until December 2019. Dr. Sato received her A.M. and Ph.D. degrees from Harvard University and her A.B. in biology from Radcliffe College.
We believe Dr. Sato is qualified to serve on our board of directors because of her extensive industry experience and leadership experience as a senior executive and director of several life sciences companies.

David Schenkein, M.D. has served as a member of our board of directors since April 2015. Dr. Schenkein is currently a general partner in GV (Google Ventures). He is also Executive Chairman of the board of directors of Agios Pharmaceuticals, a pharmaceuticals company. Previously, Dr. Schenkein served as President and Chief Executive Officer of Agios Pharmaceuticals from August 2009 to February 2019. From April 2006 to July 2009, Dr. Schenkein served as a Senior Vice President of Oncology Development at Genentech. Dr. Schenkein currently serves on the boards of directors of Agios Pharmaceuticals. Previously, Dr. Schenkein served on the board of directors of Foundation Medicine and Bluebird bio. He also currently serves as an adjunct attending physician in hematology at Tufts Medical Center. Dr. Schenkein received his M.D. from the State University of New York Upstate Medical School and his B.A. in chemistry from Wesleyan University.
We believe that Dr. Schenkein is qualified to serve on our board of directors because of his extensive background in the biotechnology industry and leadership experience as a senior executive and director of biotechnology companies.
Jennifer Cook has served on our board of directors since November 2018. Ms. Cook is currently the owner of Jennifer Cook Consulting. Ms. Cook served as the Chief Executive Officer of GRAIL from January 2018 to June 2019. Previously, Ms. Cook was at Roche Pharmaceuticals and Genentech, where she held a number of senior management positions; from January 2017 to December 2017, Ms. Cook served as Senior Vice President, Global Head of Clinical Operations for Roche Pharmaceuticals; from September 2013 to December 2016, Ms. Cook served as Head of Region Europe Pharma for Roche Pharmaceuticals; and from July 2010 to September 2013, Ms. Cook served as the Senior Vice President, Business Unit Head Immunology and Ophthalmology for Genentech. Ms. Cook currently also serves on the boards of directors of BridgeBio Pharma, Inc., Jazz Pharmaceuticals and a number of private companies. Ms. Cook holds a B.A. in human biology and an M.S. in biology from Stanford University, as well as an M.B.A. from the Haas School of Business at University of California, Berkeley.
We believe Ms. Cook’s extensive experience as a senior management executive of healthcare and biotechnology companies, including as the Senior Vice President of one of the world’s largest healthcare companies, qualifies her to serve on our board of directors.
Ryan J. Watts, Ph.D. is one of our co-founders and has served as a member of our board of directors since March 2015 and as our President and Chief Executive Officer since August 2015. From March 2015 to August 2015, Dr. Watts acted as our interim President, Chief Scientific Officer and Head of Research and Development. Previously, Dr. Watts was at Genentech, a biotechnology company, where he held various research and leadership roles of increasing responsibility between 2004 and 2015; including his time served as Director of the Department of Neuroscience from 2013 to February 2015. In addition, Dr. Watts led Genentech’s blood-brain barrier team between 2009 and 2015, and he served as Chair of the Joint Research Committee with AC Immune between 2006 and 2010 (program currently in Phase 3) and between 2012 and 2014 (program currently in Phase 1). Dr. Watts received his Ph.D. in biological sciences from Stanford University and his B.S. in biology from the University of Utah. Dr. Watts has authored and co-authored more than 60 scientific papers and has been an invited peer reviewer in numerous publications including Cell, Nature Biotechnology, Nature Medicine, Neuron, Science and Science Translational Medicine.
We believe Dr. Watts is qualified to serve on our board of directors because of the perspective and experience he provides as one of our co-founders and as our President and Chief Executive Officer, as well as his broad experience within the pharmaceutical industry, particularly in the area of neuroscience and drug discovery and development.

Director Independence
Our common stock is listed on The NASDAQ Global Select Market. Under the rules of NASDAQ, independent directors must comprise a majority of a listed company’s board of directors within a specified period after the completion of our initial public offering. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the rules of NASDAQ, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
To be considered independent for purposes of Rule 10A-3 and under the rules of NASDAQ, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of our audit committee, our board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
To be considered independent for purposes of Rule 10C-1 and under the rules of NASDAQ, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that none of Dr. Cole, Ms. Cook, Messrs. Flatley, Klein, and Nelsen, Dr. Sato, Dr. Schenkein, Dr. Tessier-Lavigne and Ms. Thornberry, representing nine of our ten directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors and the director nominee is “independent” as that term is defined under the rules of NASDAQ. Dr. Watts is not independent under NASDAQ’s independence standards. Our board of directors also determined that Messrs. Klein (chairperson) and Flatley and Dr. Cole, who comprise our audit committee, and Messrs. Flatley (chairperson) and Nelsen and Dr. Tessier-Lavigne, who comprise our compensation committee, satisfy the independence standards for committee members established by applicable SEC rules and the listing standards of NASDAQ.
In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Party Transactions.”
There are no family relationships among any of our directors or executive officers.

Board Leadership Structure
Our board of directors is currently chaired by Dr. Sato. As a general policy, our board of directors believes that separation of the positions of Chairperson and Chief Executive Officer reinforces the independence of the board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the board of directors as a whole. As such, Dr. Watts serves as our President and Chief Executive Officer while Dr. Sato serves as our Chairperson of the board of directors but is not an officer. We expect and intend the positions of Chairperson of the board of directors and Chief Executive Officer to continue to be held by two individuals in the future.
Board Meetings and Committees
During 2020, our board of directors held six meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
It is the policy of our board of directors to regularly have separate meeting times for independent directors without management. Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend.
We have established an audit committee, a compensation committee and a corporate governance and nominating committee. We believe that the composition of these committees will meet the criteria for independence under, and the functioning of these committees comply with the requirements of, the Sarbanes-Oxley Act of 2002, the rules of the NASDAQ Global Select Market, and SEC rules and regulations. We intend to comply with the requirements of the NASDAQ Global Select Market with respect to committee composition of independent directors. Each committee has the composition and responsibilities described below.
Audit Committee
The members of our audit committee are Messrs. Klein and Flatley and Dr. Cole, each of whom is a non-employee member of our board of directors. Mr. Klein serves as the chairperson of our audit committee. All members of our audit committee meet the requirements for independence and financial literacy of audit committee members under current NASDAQ listing standards and SEC rules and regulations. Our audit committee chairperson, Mr. Klein, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under NASDAQ listing standards. The responsibilities of our audit committee include, among other things:
•selecting and hiring the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•pre-approving all audit and non-audit services and fees;
•reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly consolidated financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

•preparing the audit committee report that the SEC requires to be included in our annual proxy statement;
•reviewing reports and communications from the independent registered public accounting firm;
•reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;
•reviewing our policies on risk assessment and risk management;
•reviewing related party transactions; and
•establishing and overseeing procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing requirements of NASDAQ. A copy of the charter of our audit committee is available on our website at https://denalitherapeutics.com/investors in the Corporate Governance section of our Investor & Media Relations web page. During 2020, our audit committee held five meetings.
Compensation Committee
The members of our compensation committee are Dr. Tessier-Lavigne and Messrs. Flatley and Nelsen. Dr. Tessier-Lavigne serves as the chairperson of our compensation committee. All members of our compensation committee meet the requirements for independence under current NASDAQ listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to oversee our compensation policies, plans and benefit programs and to discharge the responsibilities of our board of directors relating to compensation of our executive officers. The responsibilities of our compensation committee include, among other things:
•overseeing our overall compensation philosophy and compensation policies, plans and benefit programs;
•reviewing and approving or recommending to the board of directors for approval compensation for our executive officers and directors;
•preparing the compensation committee report that the SEC will require to be included in our annual proxy statement; and
•administering our equity compensation plans.
Our compensation committee operates under a written charter that satisfies the listing standards of NASDAQ. A copy of the charter of our compensation committee is available on our website at https://denalitherapeutics.com/investors in the Corporate Governance section of our Investor & Media Relations web page. During 2020, our compensation committee held four meetings.
Corporate Governance and Nominating Committee
The members of our corporate governance and nominating committee are Dr. Sato, Dr. Schenkein, Ms. Cook and Ms. Thornberry. Dr. Sato serves as the chairperson of our corporate governance and nominating committee. All members of our corporate governance and nominating committee meet the requirements for independence under current NASDAQ listing standards and SEC rules and regulations. The responsibilities of our corporate governance and nominating committee include, among other things:

•identifying, evaluating and making recommendations to our board of directors regarding nominees for election to our board of directors and its committees;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•reviewing developments in corporate governance practices;
•evaluating the adequacy of our corporate governance practices and reporting; and
•evaluating the performance of our board of directors and of individual directors.
Our corporate governance and nominating committee operates under a written charter that satisfies the listing standards of NASDAQ. A copy of the charter of our corporate governance and nominating committee is available on our website at https://denalitherapeutics.com/investors in the Corporate Governance section of our Investor & Media Relations web page. During 2020, our corporate governance and nominating committee held four meetings.
Compensation Committee Interlocks and Insider Participation
During the past fiscal year, Dr. Tessier-Lavigne and Messrs. Flatley and Nelsen served on our compensation committee. None of the members of our compensation committee is or has at any time been an officer or was during 2020 an employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
It is the policy of the corporate governance and nominating committee of our board of directors to consider recommendations for candidates to our board of directors from stockholders holding no less than one percent (1%) of the outstanding shares of the Company’s common stock continuously for at least 12 months prior to the date of the submission of the recommendation or nomination.
The corporate governance and nominating committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to our board of directors:
•The corporate governance and nominating committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the corporate governance and nominating committee from other sources.
•In its evaluation of director candidates, including the members of our board of directors eligible for re-election, the corporate governance and nominating committee will consider the following:
•The current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors.
•Such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like. The corporate governance and nominating committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors.
•Other factors that the corporate governance and nominating committee deems appropriate.

•The corporate governance and nominating committee requires the following minimum qualifications to be satisfied by any nominee for a position on our board of directors:
•The highest personal and professional ethics and integrity.
•Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.
•Skills that are complementary to those of the existing board of directors.
•The ability to assist and support management and make significant contributions to the Company’s success.
•An understanding of the fiduciary responsibilities that is required of a member of our board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.
•If the corporate governance and nominating committee determines that an additional or replacement director is required, the corporate governance and nominating committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the corporate governance and nominating committee, our board directors or management.
The corporate governance and nominating committee may propose to our board of directors a candidate recommended or offered for nomination by a stockholder as a nominee for election to our board of directors. In the future, the corporate governance and nominating committee may pay fees to third parties to assist in identifying or evaluating director candidates.
Stockholder Recommendations for Nominations to the Board of Directors
A stockholder that wants to recommend a candidate for election to our board of directors should direct the recommendation in writing by letter to the Company, attention of the Secretary, at Denali Therapeutics Inc., 161 Oyster Point Blvd., South San Francisco, California 94080. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like and personal references.

A stockholder that instead desires to nominate a person directly for election to our board of directors at an annual meeting of the stockholders must meet the deadlines and other requirements set forth in Section 2.4 of the Company’s bylaws and the rules and regulations of the SEC. Section 2.4 of the Company’s bylaws requires that a stockholder who seeks to nominate a candidate for director must provide a written notice to the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Secretary of the Company not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the 10th day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice. “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act, or any successor thereto.
Communications with the Board of Directors
Our board of directors believes that management speaks for Denali Therapeutics Inc. Individual board members may, from time to time, communicate with various constituencies that are involved with the Company, but it is expected that board members would do this with knowledge of management and, in most instances, only at the request of management.
In cases where stockholders and other interested parties wish to communicate directly with our non-management directors, messages can be sent to our Secretary, at Denali Therapeutics Inc., 161 Oyster Point Blvd., South San Francisco, California 94080. Our Secretary monitors these communications and will provide a summary of all received messages to the board of directors at each regularly scheduled meeting of the board of directors. Our board of directors generally meets on a quarterly basis. Where the nature of a communication warrants, our Secretary may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board or non-management director, of independent advisors or of Company management, as our Secretary considers appropriate.
Our Secretary may decide in the exercise of his or her judgment whether a response to any stockholder or interested party communication is necessary.
This procedure for stockholder and other interested party communications with the non-management directors is administered by the Company’s corporate governance and nominating committee. This procedure does not apply to (a) communications to non-management directors from officers or directors of the Company who are stockholders, (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act or (c) communications to our audit committee pursuant to the Complaint Procedures for Accounting and Auditing Matters.

Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at https://denalitherapeutics.com/investors in the Corporate Governance section of our Investor & Media Relations web page. We intend to post any amendments to our Code of Business Conduct and Ethics, and any waivers of our Code of Business Conduct and Ethics for directors and executive officers, on the same website.
Role of the Board in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our audit committee also monitors compliance with legal and regulatory requirements and reviews related party transactions, in addition to oversight of the performance of our external audit function. Our corporate governance and nominating committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. After consideration, our compensation committee determined that risks arising from the Company’s compensation plans and arrangements are not likely to give rise to a material adverse effect on the Company’s business.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of ten (10) members. In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At the Annual Meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.
Nominees
Our corporate governance and nominating committee has recommended, and our board of directors has approved, Douglas Cole, M.D., Jay Flatley, Marc Tessier-Lavigne, Ph.D., and Nancy A. Thornberry as nominees for election as Class I directors at the Annual Meeting. If elected, each of Dr. Cole, Mr. Flatley, Dr. Tessier-Lavigne and Ms. Thornberry will serve as Class I directors until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, see “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Dr. Cole, Mr. Flatley, Dr. Tessier-Lavigne and Ms. Thornberry. We expect that Dr. Cole, Mr. Flatley, Dr. Tessier-Lavigne and Ms. Thornberry will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.
Vote Required
The election of Class I directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOUR DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS CLASS III DIRECTORS TO SERVE FOR A THREE-YEAR TERM.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Ernst & Young LLP, as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2021. Ernst & Young LLP has served as our independent registered public accounting firm since 2015.
At the Annual Meeting, stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Stockholder ratification of the appointment of Ernst & Young LLP is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2021 if our audit committee believes that such a change would be in the best interests of Denali and its stockholders. If the appointment is not ratified by our stockholders, the audit committee may reconsider whether it should appoint another independent registered public accounting firm. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by Ernst & Young LLP for our fiscal years ended December 31, 2020 and 2019.

	2020	2019
Audit Fees(1)	$1,621,000	$1,185,000
Audit-Related Fees(2)	10,000	—
Tax Fees(3)	—	10,000
Total Fees	$1,631,000	$1,195,000

(1)Audit Fees consist of fees for professional services for the audit of our annual consolidated financial statements, including internal control attestation, the review of interim financial statements, statutory audits, and related services that are normally provided in connection with registration statements, including comfort letters and consents.
(2)Audit-Related Fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements.
(3)Tax Fees consist of fees billed for professional services, including permissible tax consulting and compliance.
Auditor Independence
In 2020, there were no other professional services provided by Ernst & Young LLP that would have required our audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to Ernst & Young LLP for our fiscal years ended December 31, 2019 and 2020 were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2021.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), allows our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers. We are asking our stockholders to provide an advisory vote to approve the compensation of our named executive officers, including the Compensation Discussion and Analysis section, along with the accompanying compensation tables and narrative disclosures as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

The “say-on-pay” vote is advisory, and as such is not binding on the Company, but it does provide the compensation committee with valuable information about stockholder opinion of our executive compensation policies and programs for consideration when determining executive compensation in the future.

Please see the Compensation Discussion and Analysis section of this proxy statement, the accompanying compensation tables and the narrative disclosures for greater detail about our executive compensation programs, including information about the fiscal year 2020 compensation of our named executive officers. We believe that our executive compensation programs have been effective in achieving long-term alignment of management and stockholder interests, consistent with the Company’s philosophy on pay and performance.

We ask that you vote “FOR” the following resolution:

RESOLVED: That the stockholders of Denali Therapeutics Inc. hereby approve, on an advisory basis, the compensation of the named executive officers, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion, as disclosed in the proxy statement furnished for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules and regulations of the U.S. Securities and Exchange Commission.
Vote Required

Approval, on an advisory basis, of named executive officer compensation requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting. Unless otherwise indicated, proxies received will be voted “FOR” approval, on an advisory basis, of named executive officer compensation.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

COMMITTEE REPORTS
The following reports of the compensation committee and audit committee do not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Denali under the Securities Act of 1933 or the Securities Exchange Act of 1934.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Denali’s management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in Denali’s proxy statement.

Marc Tessier-Lavigne, Ph.D. (Chairperson)
Jay Flatley
Robert Nelsen
Audit Committee Report
The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Denali Therapeutics Inc. (the “Company”) specifically incorporates it by reference in such filing.
The audit committee serves as the representative of our board of directors with respect to its oversight of:
•our accounting and financial reporting processes and the audit of our financial statements;
•the integrity of our consolidated financial statements;
•our compliance with legal and regulatory requirements;
•inquiring about significant risks, reviewing our policies for risk assessment and risk management, and assessing the steps management has taken to control these risks; and
•the independent registered public accounting firm’s appointment, qualifications and independence.
The audit committee also reviews the performance of our independent registered public accounting firm, Ernst & Young LLP, in the annual audit of our financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.
The audit committee is composed of three non-employee directors. Our board of directors has determined that each member of the audit committee is independent and that Mr. Klein qualifies as an “audit committee financial expert” under the SEC rules.

The audit committee provides our board of directors such information and materials as it may deem necessary to make our board of directors aware of financial matters requiring the attention of our board of directors. The audit committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in our 2020 Annual Report with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The audit committee reports on these meetings to our board of directors.
The audit committee has reviewed and discussed the Company’s audited consolidated financial statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”).
The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence. In addition, the audit committee has discussed with Ernst & Young LLP its independence from management and the Company, including matters in the letter from Ernst & Young LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.
Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the Securities and Exchange Commission. The audit committee also has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year ending December 31, 2021. Our board of directors recommends that stockholders ratify this selection at the Annual Meeting.
Respectfully submitted by the members of the audit committee of the board of directors:
Peter Klein (Chairperson)
Jay Flatley
Douglas Cole, M.D.

EXECUTIVE OFFICERS
The following table sets forth certain information about our named executive officers (collectively, our "NEOs") and their respective ages as of March 31, 2021. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Ryan J. Watts, Ph.D.	45	President, Chief Executive Officer and Director
Alexander O. Schuth, M.D.	47	Chief Operating Officer and Secretary
Steve E. Krognes	52	Chief Financial Officer and Treasurer
Carole Ho, M.D.	48	Chief Medical Officer
For the biography of Dr. Watts, see “Board of Directors and Corporate Governance—Continuing Directors.”
Alexander O. Schuth, M.D. is one of our co-founders and has served as our Chief Operating Officer since March 2015 and as Secretary since June 2015. Dr. Schuth co-founded and joined Denali from Genentech, where he held various roles of increasing responsibility between 2005 and 2015; from September 2014 to March 2015, Dr. Schuth served as Head of Technology Innovation and Diagnostics Partnering; from March 2010 to September 2014, Dr. Schuth served as Head of Neuroscience Partnering; from January 2007 to March 2010, Dr. Schuth worked in the business development team; and from August 2005 to January 2007, Dr. Schuth worked as an R&D finance manager. From January 2001 to May 2003, he served as Investment Banking Associate in the equity capital markets group at Merrill Lynch in London. He currently serves on the board of directors of Molecular Health, a privately held biopharmaceutical company. Dr. Schuth received his M.B.A. from The Wharton School of the University of Pennsylvania and his M.D. from the Charite Medical School at the Humboldt University in Berlin, Germany.
Steve E. Krognes has served as our Chief Financial Officer since October 2015 and Treasurer since November 2015. Mr. Krognes joined Denali from Genentech, where he served as Chief Financial Officer and a member of the Executive Committee from April 2009 to September 2015. Mr. Krognes also oversaw Genentech’s Site Services organization between 2011 and 2015, and Genentech’s IT organization between 2009 and 2011. He chaired the Genentech Access to Care Foundation between 2009 and 2015. From January 2004 to April 2009, Mr. Krognes served as Head of Mergers & Acquisitions and a member of the Finance Executive Committee at Roche, a Swiss biotechnology company. From July 2002 to December 2003, Mr. Krognes served as Director of M&A at Danske Bank based in Norway. Mr. Krognes currently serves as a member of the boards of directors of Corvus Pharmaceuticals, a biopharmaceutical company, RLS Global, a Swedish life science company, and Gritstone Oncology, a biotechnology company. Mr. Krognes served as a board member of the California Life Science Association between 2010 and 2015 and California Academy of Sciences from 2014 to 2018. He received his M.B.A. from Harvard Business School and his B.S. in Economics from The Wharton School of the University of Pennsylvania.

Carole Ho, M.D. has served as our Chief Medical Officer and Head of Development since June 2015. Dr. Ho joined Denali from Genentech, where she held various roles of increasing responsibility between 2007 and 2015; from October 2014 to June 2015, Dr. Ho served as Vice President, Non-Oncology Early Clinical Development; from November 2013 to October 2014, Dr. Ho served as Senior Group Medical Director, Early Clinical Development; from April 2011 to November 2013, Dr. Ho served as Group Medical Director, Early Clinical Development; from June 2009 to April 2011, Dr. Ho served as Group Medical Director Global Product Development (Inflammation); and from October 2007 to June 2009, Dr. Ho served as Medical Director, Early Clinical Development. From November 2006 to October 2007, Dr. Ho served as Associate Medical Director at Johnson & Johnson, a health care products company. From June 2002 to November 2006, she was an instructor in the Department of Neurology and Neurological Sciences at Stanford University. Dr. Ho completed a residency in neurology at Partners Neurology Residency of the Massachusetts General and Brigham and Women’s Hospital and was board certified in neurology and psychiatry between 2004 and 2014. Dr. Ho currently serves on the board of directors of Beam Therapeutics and NGM Biopharmaceutics Inc. Dr. Ho received her M.D. from Cornell University and her B.S. in Biochemical Sciences from Harvard College.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this Compensation, Discussion and Analysis (“CD&A”), we provide an overview of our executive compensation philosophy and objectives as well as a description of the material components of our executive compensation program for our named executive officers (“NEOs,” also referred to in this CD&A as our “executives” or our “executive officers”). This CD&A is intended to be read in conjunction with the tables which immediately follow this section, which provide further historical compensation information.

Executive Summary

Company Background and 2020 Business Highlights

Our goal is to discover, develop and deliver therapeutics to defeat degeneration. We are developing a broad portfolio of targeted therapeutic candidates for neurodegenerative diseases. Our programs are at different stages of clinical and preclinical development, including five programs in clinical studies. We have also developed a proprietary blood-brain barrier ("BBB") platform technology, our transport vehicle ("TV"), which enables multiple modality-based platforms to deliver a wide range of large-molecule therapeutics across the BBB, including enzymes, antibodies, proteins and oligonucleotides. We are currently optimizing and broadening this platform technology.

We made significant progress with our portfolio and TV platform technology in 2020:

•We entered into a broad collaboration agreement with Biogen (as defined below) on our LRRK2 program for Parkinson's disease and certain TV platform-enabled programs for neurodegenerative diseases, and received upfront payments totaling $1.025 billion related to this collaboration and the associated equity investment;

•We completed enrollment in our first patient study for DNL151, a potent, selective and brain-penetrant small molecule inhibitor of LRRK2 under investigation for treatment of Parkinson’s disease, and together with Biogen, selected this molecule to progress into late-stage development;

•We commenced dosing in a Phase 1/2 clinical trial of DNL310 in Hunter syndrome patients, and announced that biomarker proof of concept for the TV platform technology was achieved in the Phase 1/2 trial after four weekly doses of DNL310;

•We initiated a Phase 1 clinical trial in healthy volunteers for DNL343, a brain penetrant small molecule designed to activate EIF2B function in ALS and Frontotemporal dementia;

•Our collaboration partner Sanofi completed a Phase 1b clinical trial in hospitalized adult patients with severe COVID-19 lung disease of DNL758 (SAR443122), a peripherally-restricted small molecule inhibitor of RIPK1. DNL758 (SAR443122) was found to be generally well tolerated and resulted in changes in disease relevant biomarkers and clinical outcome trends consistent with the proof of mechanism;

•Our collaboration partner Sanofi commenced dosing of DNL788 (SAR443820), a potent, selective brain-penetrant small molecule inhibitor of RIPK1, in a Phase 1 clinical trial in healthy volunteers; and

•We sold 9.0 million shares of common stock through an underwritten public offering at a price of $23.00 per share for aggregate net proceeds of $193.9 million.

In addition, we advanced multiple early-stage programs, including programs enabled by our TV platform technology, and made progress on other corporate goals that advance our goal of defeating degeneration. Our progress and success of 2020 was reflected in our share price performance during the year as well, with our share price climbing over 380% during the year.

2020 Compensation Highlights

Consistent with our compensation philosophy focusing on pay for performance, our compensation committee structured executive pay in 2020 to ensure alignment with the interests of our stockholders while incentivizing the pursuit of important strategic business goals. Highlights include:

•Base salary - We made moderate adjustments to 2020 base salaries of our executives based on our review of roles, responsibilities and market practices;

•Annual bonus - Our strong results and performance in 2020 was reflected in our annual bonus achievements and payouts. Our committee set ambitious stretch goals for 2020 that were identified as critical measures of our corporate strategy as well as drivers of our long-term goal of creating stockholder value. We impressively met 19 of our 20 objective goals, which covered our clinical-stage programs, our seed/pathway/platform/preclinical programs, and several key corporate-level financial and operational achievements. As a result, our 2020 annual bonus paid out at 200% of target; and

•Equity grants – Consistent with our granting practices of recent years, we granted options and restricted stock units ("RSUs") to our executive officers in 2020 to motivate and retain our executives, while aligning their interests with those of our long-term stockholders.

How we pay for performance

To help ensure we use a robust approach to our pay-setting process we examine overall compensation in several ways. First, we consider the compensation mix, including the mix of variable and fixed pay as well as how much compensation is long-term oriented. In addition to looking at our business objectives we also look at how pay for our CEO is aligned with another measure, total stockholder return ("TSR").

Target pay

Our pay program focuses on rewarding executives while keeping a significant portion of compensation at-risk. The compensation committee uses its discretion in determining the appropriate mix of fixed and variable compensation for each NEO. The chosen compensation vehicles include short-term and long-term incentives, and cash and equity compensation. The balance between these components may change from year to year based on corporate strategy and objectives, among other considerations. For 2020, our CEO and NEOs had the following target pay mix:

Compensation Aligned with Performance

The magnitude of CEO compensation is directly aligned with our company performance, as demonstrated by the alignment of our CEO pay and indexed TSR, as shown below. Indexed TSR is one way of displaying the cumulative total stockholder return of our common stock, which assumes an investment of $100 to have been made in our common stock on January 1, 2018 and tracks our relative stock price performance through December 31, 2020. All values assume reinvestment of the full amount of all dividends, however no dividends have been declared on our common stock to date.

CEO Compensation vs. Indexed TSR
CEO Comp
Indexed TSR
CEO Compensation
Indexed TSR
Millions
$25
$20
$15
$10
$5
$-
$600
$500
$400
$300
$200
$100
$0
$3.06
$4.98
$9.95
2018
2019
2020

Stockholder Engagement

The company is committed to engagement with stockholders. We review any feedback we receive from our stockholders about our executive compensation program to ensure that we understand key matters of interest to them, and to enable us to take that feedback into consideration for our compensation decisions.

Compensation Philosophy

Our compensation committee believes a well-designed compensation program should align executive interests with the drivers of growth and stockholder returns by supporting the Company’s achievement of its primary business goals, and the Company’s ability to attract and retain employees whose talents, expertise, leadership, and contributions are expected to sustain growth in long-term stockholder value. Consequently, we maintain an ongoing commitment to corporate governance principles and strong performance orientation in our compensation program. Our compensation committee regularly reviews our compensation policies and program design overall, to ensure that they are aligned with the interests of our stockholders and our business goals, and that the total compensation paid to our employees and directors is fair, reasonable and competitive.

Over time, we have made gradual changes to our executive compensation program to adopt practices that are appropriate for the company given our business, industry, growth and other factors. Our compensation committee and board of directors believe it appropriate to continue to fine tune our executive compensation program but generally have avoided dramatic changes since we became a publicly traded company. We engaged an independent compensation consultant prior to our initial public offering to assist our compensation committee in determining executive compensation, and have continued to work with our independent compensation consultant to review and update our executive compensation program.

Consideration of Say on Pay Vote Results

At our 2020 annual meeting, we held our first non-binding advisory vote on executive compensation (commonly referred to as a “say-on-pay” vote). This say-on-pay received overwhelming support from our stockholders, with over 99% of votes cast in support of the proposal (excluding broker non-votes and abstentions). The compensation committee believes this vote demonstrated our stockholders’ positive view of our pay-for-performance philosophy and the appropriateness of our executive compensation structure.

In addition, at the 2020 annual meeting, we asked that our stockholders recommend, on an advisory basis, that we begin to hold future say-on-pay votes either annually, every two years or every three years. Of the votes cast, there was a very close split in favor of annual say-on-pay votes and say-on-pay votes every three years, with a slight preference indicated for an annual say-on-pay vote. After consideration of our stockholders’ income, and decided, as was recommended with respect to this proposal by the Company’s board of directors in the proxy statement for our 2020 Annual Meeting, that we will hold future say-on-pay votes on an annual basis until the occurrence of the next advisory vote on the frequency of say on pay votes, which is required to occur no later than our 2026 Annual Meeting of Stockholders.

Compensation Determination Process

Role of the Compensation Committee and Board of Directors

Our compensation committee is responsible for overseeing the total compensation of our executive officers. In this capacity, our compensation committee designs, implements, reviews and approves all compensation for our Chief Executive Officer and our other executive officers. The compensation committee formally met four times during fiscal year 2020, and also met informally on several occasions, to review and discuss matters related to compensation of our employees and executive officers. Some of these meetings (or portions of these meetings) were held with members of management in attendance and some were held in closed session. Most of the meetings also included representatives from our compensation consultant (as described below). Typically, the compensation committee reports to the Board on its discussions and on occasion recommends to the Board, or seeks input from the Board regarding, the decisions to be made and other actions to be taken with regard to our executive officers’ compensation. Our compensation committee’s recommendations regarding executive compensation are based on the compensation committee’s assessment of the performance of the Company and each individual executive officer, as well as other factors, such as prevailing industry trends and the competitive market for executive talent. The compensation committee typically makes the final decisions regarding executive compensation.

Role of Management
Our CEO, Chief Financial Officer (“CFO”), and Chief People Officer (“CPO”) typically make recommendations to our compensation committee, attend certain compensation committee meetings and are involved in the process for determining our executive officers’ compensation, provided that none of our CEO, CFO or CPO makes recommendations as to their own compensation or participates in compensation committee discussion of their own compensation. Our compensation committee considers management’s recommendations but is not required to follow any recommendations and may adjust compensation up or down as it determines in its discretion. Our compensation committee reviews the recommendations and other data and makes recommendations to the Board as to each executive officer’s total compensation, as well as each individual pay component.

Use of Independent Compensation Consultant

The compensation committee has authority to appoint and retain a compensation consultant. The fees for services rendered by the compensation consultant are paid by the Company. For fiscal year 2020, our compensation committee engaged Radford, which is part of the Rewards Solutions practice at Aon plc, as its independent compensation consultant to advise on executive compensation matters including: overall compensation program design, peer group development and updates, and collecting market data to inform our compensation programs for our executives and members of our board of directors. We develop our compensation programs after reviewing publicly available compensation data and we also subscribe to Radford’s various global annual and specialized life sciences and general industry surveys on an ongoing basis. Radford advised the compensation committee on all of the principal aspects of executive compensation. Radford consultants attend meetings of the compensation committee when requested to do so. Radford reports directly to our compensation committee and not to management, although it meets with management for purposes of gathering information for its analyses and recommendations. Our compensation committee has assessed the independence of Radford consistent with Nasdaq listing standards and has concluded that the engagement of Radford does not raise any conflict of interest.

Use of a Peer Group

The compensation committee approves a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. The peers are reviewed on an annual basis in light of the fast-moving changes at Denali and our industry. We undertake this review with the assistance and recommendations of Radford, the Committee’s compensation consultant.

In August 2019, the compensation committee approved a peer group for use in making 2020 compensation decisions. The compensation committee used the following criteria in determining the appropriate peers:

•Industry Sector and Stage – Pre-commercial biopharmaceutical companies with programs in Phase 1 or 2 of clinical development
•Market Capitalization – Range of $600 million to $6.0 billion (a range relative to on Denali’s market value of approximately $2.0 billion at the time of assessment, approximately 0.3x to 3.0x Denali’s then current market value)
•Employee Headcount – Between 40 and 500 employees
•Location – Biotechnology hub markets (San Francisco Bay Area, San Diego, Boston, etc.)
•Public Tenure – Preference for companies that have been public less than five years

2020 Peer Group

Based on these criteria and considerations, our 2020 peer group, as approved by our Compensation Committee consisted of the following companies:

Agios Pharmaceuticals	Alder BioPharmaceuticals	Alector*
Allakos	Allogene Therapeutics*	AnaptysBio
Atara Biotherapeutics	Audentes Therapeutics	CRISPR Therapeutics
CytomX Therapeutics	Editas Medicine	Global Blood Therapeutics
Gossamer Bio*	MacroGenics	Mirati Therapeutics*
Moderna*	MyoKardia	NGM Biopharmaceuticals*
Portola Pharmaceuticals	Ultragenyx Pharmaceutical	Voyager Therapeutics
Xencor*	Zogenix*
• New for 2020

As a result of the determination of the 2020 peer group based on the revised criteria, eight companies that had been included in the 2019 peer group were removed as they no longer met the criteria listed above: Aduro BioTech, Assembly Biosciences, Five Prime Therapeutics, Prothena, Sage Therapeutics, Seres Therapeutics, Spark Therapeutics and Unity Biotechnology.

2021 Peer Group

In August 2020, the compensation committee approved the peer group for use in making 2021 compensation decisions. Due to changes in the Company’s profile, the Committee made updates to the peer selection criteria related to market capitalization, size and public tenure, as well as consideration for recent acquisitions.

The Committee determined to that eight companies should be removed as they no longer met the criteria: AnaptsyBio, CytomX, MacroGenics, Moderna, Voyager Therapeutics; in addition, Alder, Audentes and Portola were removed due to recent acquisitions.

The Committee added the following companies to the 2021 peer group: Arcus Biosciences, Arvinas, Reata Pharmaceuticals, REGENXBIO, Sangamo Therapeutics, and Vir Biotechnology.

In setting compensation for our executive officers, including our NEOs, the compensation committee uses competitive compensation data from an annual total compensation study of selected peer companies and relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements. However, the Committee uses our compensation peer group as one data point when setting executive pay packages. The compensation philosophy focuses at or near a target percentile for base salary, particularly in respect to target cash compensation and equity grants. In addition, our compensation decisions are based on the consideration of many factors, including, but not limited to, individual and company performance, market data, internal equity, experience, and strategic needs. As a result of evaluating compensation based on the criteria described above, total target compensation for our NEOs may in certain circumstances be above or below the median levels of the peer group.

Pay Components

The Company’s executive compensation program consists of three primary elements: base salaries, annual cash incentives, and long-term equity awards:

Element	Purpose	Features
Base Salary	To attract and retain highly skilled executives	•Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions and peer company data
Annual Cash Incentive Program	To promote and reward the achievement of key short-term strategic and business goals of the company as well as individual performance; to motivate and attract executives	•Variable component of pay based on annual quantitative and qualitative performance assessment against objectives related to clinical testing, pipeline and functional goals
Equity Incentive Compensation	To encourage executives and other employees to focus on long-term company performance; to promote retention; to reward outstanding company and individual performance
•Delivered in the form of stock options and RSUs, subject to multi-year vesting based on continued service. The value of these awards depends on the performance of our common stock price, in order to align employee and executive interests with those of our stockholders over the longer term

Denali is committed to a strong performance orientation in our compensation program and effective corporate governance practices for a company at our development stage and industry. As such we routinely review our policies and program design. Some of our best practices in governance that we observe include:

What We Do

✓	Align compensation with stockholder interests	✓	Balanced pay mix of fixed and variable pay
✓	Align pay with performance	✓	Robust anti-hedging and pledging policies
✓	Use a peer group to benchmark pay	✓	Retain a compensation consultant

What We Don't Do

X	Guaranteed bonuses	X	Provide excessive perquisites
X	Provide excessive severance payments
Base Salary

Base salary is the only fixed component of our executive officers’ total cash compensation and provides competitive pay to attract and retain our executives. Annual salary decisions are made in recognition of competitive data as well as the skills and experience that each individual brings to the Company and the performance contributions each makes.

Base salary changes in 2020 varied by executive due either to merit increases or market adjustments. Other factors were considered such as tenure, experience and the role of the individual.

Annual base salaries for our NEOs were as follows:

Executive	2019	2020	Annual Increase
Ryan J. Watts, Ph. D.	$566,800	$589,472	4.0%
Alexander O. Schuth, M.D.	$428,000	$449,400	5.0%
Steve E. Krognes	$470,057	$484,200	3.0%
Carole Ho, M.D.	$440,000	$457,600	4.0%

Annual Cash Incentives

The Annual Cash Incentive Program (Bonus Plan) is designed to provide a financial incentive to reward executives for the achievement of a series of program specific, pipeline and functional corporate goals. Payments under the plan are ultimately based on achievement of these pre-established corporate goals. Actual performance against targets, as measured by these pre-established corporate goals, funds the incentive payouts. The bonus pool can be funded between 0% to a maximum of 150% of target funding levels, but the compensation committee has the discretion to go beyond the expected high end of the range to 200%. The total bonus payout cannot exceed the total amount of funding in the pool. Bonuses are typically paid in the quarter following the end of the performance period and bonuses to our NEOs are subject to the terms of our Executive Incentive Compensation Plan, under which our compensation committee has broad discretion to increase, decrease or eliminate the funding of the bonus pool and the amounts payable as individual bonuses.

Bonuses for all employees, including our NEOs, for the fiscal year ended December 31, 2020 were allocated from a bonus pool funded based on performance against a number of high impact, stretch project and cross-function goals. The project goals related to specific programs, trials and pipeline progress, including goals for clinical stage programs as well as seed, pathway, platform and preclinical goals. The cross-function goals included goals related to business development, financing, intellectual property, business continuity, positioning for future growth and development and other functional goals. Most of the cross-functional goals involved multiple steps geared toward driving advancement of key Company initiatives. The combination of the project and cross-function goals was intended to drive both specific technical achievement and continue to build the foundation for future Company growth and advancements. Based on the diversity and difficulty of these goals, in structuring the funding expectations at the beginning of the year, the compensation committee believed that achievement of 70% of these challenging goals would be difficult, requiring focused effort and diligence, and would represent strong alignment with the Company’s business objectives that would make bonus pool funding at 100% levels appropriate. In addition, the compensation committee considered specific areas of focus for the CEO related to the broader project and cross-function goals as well as leadership and development and the CEO’s key accomplishments for the year.

Each goal is measured individually, and the percent of goals achieved determines the bonus payout, subject to the compensation committee's discretion to alter bonus funding and payouts:

% of Goals Achieved	25%	40%	50%	60%	70%	80%	90%	100% and/or Major value driver (e.g. Phase 3, Drug Approval)
% Pool Funding	0%	25%	50%	75%	100%	125%	150%	175 - 200%
In February 2021, the compensation committee of our board of directors reviewed the progress against the applicable 2020 goals. Based on the Company’s achievement of 95% of these aggressive goals, plus the achievement of major value drivers, including the execution of the collaboration agreement with Biogen and the achievement of biomarker proof of concept for the TV platform technology, and recognition from management of a strong year, the compensation committee funded the bonus pool at 200% of target levels. The resulting bonuses to NEOs were as follows:

Executive	2020 Base Salary	Annual Target Bonus (% of base)	Goal Achievement	2020 Earned Award
Ryan J. Watts, Ph. D.	$589,472	55%	200%	$648,419
Alexander O. Schuth, M.D.	$449,400	40%	200%	$359,520
Steve E. Krognes	$484,200	40%	200%	$387,360
Carole Ho, M.D.	$457,600	40%	200%	$366,080
Long-Term Incentives

In 2020, we granted our executives’ target equity compensation in the form of time-vesting RSUs and stock options. In determining the awards vehicles, the compensation committee considers the appropriate split of such equity awards, including the balancing of incentives and retention needs, stockholder dilution and equity plan share reserve management. In early 2020, the committee approved the annual equity grants, which were split at a 70/30 ratio between stock options and RSUs. In August, to further incentivize and retain our leadership team, executives were granted further equity, consisting entirely of RSUs. The 2020 awards are detailed in the section "Grants of Plan-Based Awards".

Severance and Change in Control Protections

In November 2017, we adopted a Key Executive Change in Control and Severance Plan (the “Severance Plan”) in which our NEOs participate. The Severance Plan provides participants with severance in the event of certain qualifying terminations, including following a change in control of our company, and certain change in control benefits. We believe that these protections are necessary to provide our valuable executives with incentives to forego other employment opportunities and remain employed with us and to maintain continued focus and dedication to their responsibilities to maximize stockholder value, including if there is a potential transaction that could involve a change in control. In addition, these protections are available only if a named executive officer executes and does not revoke a general release of claims in favor of us. The terms and levels of benefits provided to our NEOs under the Severance Plan were determined by our compensation committee, with input from our management team, and approved by our board following a review of analysis prepared by Radford of relevant market data for other companies with whom we compete for executive talent, and are reviewed, and the analysis refreshed, from time to time. In October 2020, after review and consideration of a new analysis prepared by Radford of relevant market data and retention and incentive considerations, the compensation committee determined that the cash severance payable under the Severance Plan to our CEO upon a qualifying termination in connection with a change in control should be increased to better align with the level of benefits offered by our peers, and to better meet the goals of the Severance Plan.

For a summary of the material terms of the benefits provided to our NEOs under the Severance Plan, including the modifications made in October 2020 with respect to our CEO, and an estimate of the payments and benefits that may be received by our NEOs under the Severance Plan, see “Potential Payments on Termination or Change in Control” below.

Additional Policies and Practices

Hedging and Pledging Prohibitions

The Company has implemented robust policies that bar employees from hedging and pledging our stock. NEOs are prohibited from pledging Company securities as collateral for loans, doing so would be a violation of the Company’s Insider Trading Policy. Additionally, employees are barred from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. There are limited exceptions to the hedging and pledging prohibitions, however they must be approved by a Compliance Officer, in consultation with the board of directors or an independent committee of the board of directors.

Accounting and Tax Considerations

The Company accounts for equity-based compensation paid to employees under FASB ASC Topic 718, which requires the Company to estimate and record an expense over the service period of an award. Thus, the Company may record an expense in one year for awards granted in earlier years. Accounting rules also require the recording of cash compensation as an expense at the time the obligation is incurred.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally prohibits us from deducting any compensation over $1 million per taxable year paid to certain of our executive officers. The Tax Cuts and Jobs Act (the “Tax Act”) among other changes, repealed the exception from the deduction limit under Section 162(m) for performance-based compensation effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not materially modified after that date. In addition, the regulations promulgated under Section 162(m) of the Code contain a transition rule that applies to companies, such as ours, that become subject to Section 162(m) of the Code by reason of becoming publicly held prior to a certain date. Pursuant to this rule, certain compensation granted during a transition period (and, with respect to RSUs, that are paid out before the end of the transition period) is not counted toward the deduction limitations of Section 162(m) of the Code if the compensation is paid under a compensation arrangement that was in existence before the effective date of the initial public offering and certain other requirements are met. While certain of our equity awards may be eligible to be excluded from our deductibility limitation of Section 162(m) of the Code pursuant to this transition rule, neither our compensation committee nor its authorized committee has adopted a policy that all equity or other compensation must be deductible.

Further, while the compensation committee may consider the deductibility of equity awards and cash and other compensation as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

In addition to considering the tax consequences, the compensation committee generally considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.

Taxation of Parachute Payments and Deferred Compensation

We do not provide, and have no obligation to provide, any of our NEOs with a “gross-up” or other reimbursement payment for any tax liability he or she might owe because of the application of Sections 280G, 4999 or 409A of the Code. If any of the payments or benefits provided for under the Severance Plan or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he or she would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our named executive officer.

Compensation Recovery (“Clawback”) Policy

If the Company is required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required by the SEC to reimburse us for any bonus or other incentive-based or equity-based compensation they receive pursuant to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Summary Compensation Table For Fiscal Years 2018, 2019 and 2020
The following table provides information regarding the compensation of our named executive officers during the years ended December 31, 2018, 2019 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Ryan J. Watts, Ph.D.	2020	589,472	648,419	2,596,305	5,456,849	11,400	9,302,445
President and Chief Executive Officer	2019	566,800	311,740	838,168	3,252,452	9,447	4,978,607
	2018	545,000	524,563	—	4,914,360	—	5,983,923
Alexander O. Schuth, M.D.	2020	449,400	359,520	1,364,638	2,018,444	11,400	4,203,402
Chief Operating Officer and Secretary	2019	428,000	171,200	305,830	1,558,941	12,657	2,476,628
	2018	400,000	355,000	179,673	2,948,616	18,500	3,901,789
Steve E. Krognes	2020	484,200	387,362	1,364,638	2,018,444	11,400	4,266,044
Chief Financial Officer and Treasurer	2019	470,057	188,023	305,830	1,558,941	7,834	2,530,685
	2018	455,260	393,682	179,673	2,948,616	24,000	4,001,231
Carole Ho, M.D.	2020	457,600	366,080	1,382,774	2,107,493	11,400	4,325,347
Chief Medical Officer	2019	440,000	176,000	305,830	1,558,941	8,800	2,489,571
	2018	423,124	371,187	179,673	2,948,616	12,869	3,935,469

(1)The amounts included in this column reflect bonus payments earned in 2018, 2019 and 2020.
(2)The amounts included in this column reflect the aggregate grant date fair value of RSUs granted during 2018, 2019 and 2020 based on the closing market price of the Company’s common stock on the date of grant.
(3)The amounts included in this column reflect the aggregate grant date fair value of stock options granted during 2018, 2019 and 2020 computed in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation—Stock Compensation. The assumptions that we used to calculate these amounts are discussed in Note 10 to our audited Consolidated Financial Statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K for the year ended December 31, 2020. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(4)The amounts included in this column reflect the dollar value of employer 401(k) matching contributions paid to each named executive officer.

Grants of Plan-Based Awards for Fiscal Year 2020
The following table provides information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2020.

	Grant Date	All other stock awards: Number of shares of stock or units	All other option awards: Number of securities underlying options	Exercise or base price of stock and option awards	Grant Date fair value of stock and option awards
Name		(#)(1)	(#)(2)	($/share)(#)(3)	($)(#)(4)
Ryan J. Watts, Ph.D.	2/10/2020	—	367,675	24.81	5,456,849
	2/10/2020	78,787	—	—	1,954,705
	8/18/2020	20,000	—	—	641,600
Alexander O. Schuth, M.D.	2/10/2020	—	136,000	24.81	2,018,444
	2/10/2020	29,143	—	—	723,038
	8/18/2020	20,000	—	—	641,600
Steve E. Krognes	2/10/2020	—	136,000	24.81	2,018,444
	2/10/2020	29,143	—	—	723,038
	8/18/2020	20,000	—	—	641,600
Carole Ho, M.D.	2/10/2020	—	142,000	24.81	2,107,493
	2/10/2020	29,874	—	—	741,174
	8/18/2020	20,000	—	—	641,600

(1)RSUs subject to time-based vesting criteria established by the Compensation Committee and described in the footnotes to the Outstanding Equity Awards at December 31, 2020 table below.
(2)Options subject to time-based vesting criteria established by the Compensation Committee and described in the footnotes to the Outstanding Equity Awards at December 31, 2020 table below.
(3)The exercise price of these stock options is equal to the closing price of our common stock on the NASDAQ Global Select Market on the grant date.
(4)Amounts represent the grant date fair value of the named executive officer’s stock options and RSUs, calculated in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation—Stock Compensation. The grant date fair value of our RSUs is based on the closing market price of the Company’s common stock on the date of grant. The grant date fair value of our stock options is calculated using a Black-Scholes valuation model. The assumptions that we used to calculate these amounts are discussed in Note 10 to our audited Consolidated Financial Statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K for the year ended December 31, 2020. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

Option Exercises and Stock Vested in Fiscal Year 2020
The following table shows certain information concerning option exercises and value realized upon the exercise of stock options and the vesting of RSU grants by our named executive officers during the fiscal year ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Ryan J. Watts, Ph.D.	—	—	14,315	270,840
Alexander O. Schuth, M.D.	—	—	9,893	266,121
Steve E. Krognes	—	—	9,893	266,121
Carole Ho, M.D.	52,906	1,876,136	9,893	266,121

(1)The value realized upon the exercise of stock options is calculated by (a) subtracting the stock option exercise price from the market price on the date of exercise to get the realized value per share, and (b) multiplying the realized value per share by the number of shares underlying the stock options exercised.
(2)The value realized upon vesting of restricted stock and RSUs is calculated by multiplying the number of shares of restricted stock and RSUs vested by the market price on the vest date.

Outstanding Equity Awards As of 2020 Fiscal Year End
The following table provides information regarding equity awards held by our named executive officers as of December 31, 2020.

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(3)
Ryan J. Watts, Ph.D.	08/21/2015	—	—	1,245,617(4)	0.68	08/20/2025	—	—
	03/08/2017	117,184(5)	7,816	—	5.28	03/07/2027	—	—
	08/22/2017	52,083(6)	10,417	—	9.60	08/21/2027	—	—
	02/26/2018	212,497(7)	87,503	—	22.16	02/25/2028	—	—
	02/08/2019	129,065(8)	152,535	—	18.13	02/07/2029	—	—
	02/08/2019	—	—	—	—	—	5,516(9)	462,020
	02/08/2019	—	—	—	—	—	26,400(10)	2,211,264
	02/10/2020	—	367,675(11)	—	24.81	02/09/2030	—	—
	02/10/2020	—	—	—	—	—	78,787(12)	6,599,199
	08/18/2020	—	—	—	—	—	20,000(13)	1,675,200
Alexander O. Schuth, M.D.	08/21/2015	—	—	249,123(4)	0.68	08/20/2025	—	—
	03/08/2017	108,937(5)	—	—	5.28	03/07/2027	—	—
	08/22/2017	46,223(6)	10,418	—	9.60	08/21/2027	—	—
	02/26/2018	127,498(7)	52,502	—	22.16	02/25/2028	—	—
	02/07/2019	62,332(16)	73,668	—	17.99	02/06/2029	—	—
	02/07/2019	—	—	—	—	—	12,750(17)	1,067,940
	02/10/2020	—	136,000(11)	—	24.81	02/09/2030	—	—
	02/10/2020	—	—	—	—	—	29,143(12)	2,441,018
	08/18/2020	—	—	—	—	—	20,000(13)	1,675,200
Steve E. Krognes	11/20/2015	—	—	125,000(4)	0.68	11/19/2025	—	—
	03/08/2017	117,185(5)	7,815	—	5.28	03/07/2027	—	—
	08/22/2017	52,083(6)	10,417	—	9.60	08/21/2027	—	—
	02/26/2018	127,498(7)	52,502	—	22.16	02/25/2028	—	—
	02/07/2019	62,332(16)	73,668	—	17.99	02/06/2029	—	—
	02/07/2019	—	—	—	—	—	12,750(17)	1,067,940
	02/10/2020	—	136,000(11)	—	24.81	02/09/2030	—	—
	02/10/2020	—	—	—	—	—	29,143(12)	2,441,018
	08/18/2020	—	—	—	—	—	20,000(13)	1,675,200
Carole Ho, M.D.	08/21/2015	—	—	125,000(4)	0.68	08/20/2025	—	—
	07/02/2016	44,035(18)	—	—	5.28	07/01/2026	—	—
	03/08/2017	38,240(5)	—	—	5.28	03/07/2027	—	—
	02/26/2018	127,498(7)	52,502	—	22.16	02/25/2028	—	—
	02/07/2019	62,332(16)	73,668	—	17.99	02/07/2029	—	—
	02/07/2019	—	—	—	—	—	12,750(17)	1,067,940
	02/10/2020	—	142,000(11)	—	24.81	02/09/2030	—	—
	02/10/2020	—	—	—	—	—	29,874(12)	2,502,246
	08/18/2020	—	—	—	—	—	20,000(13)	1,675,200

(1)Each of the outstanding equity awards was granted pursuant to our 2015 Stock Incentive Plan (the “2015 Plan”) or the 2017 Equity Incentive Plan (the "2017 Plan").
(2)This column represents the fair value of a share of our common stock on the date of grant, as determined by our board of directors.
(3)This column represents the fair market value of the shares of our common stock as of December 31, 2020, based on the closing price of our common stock, as reported on the NASDAQ Global Select Market, of $83.76 per share on December 31, 2020.
(4)The shares subject to the option will vest upon certain performance goals being met as follows, in each case subject to the named executive officer’s continued service to us: (a) 50% of the shares subject to the option vest upon (i) the date on which the reported closing price of our common stock on NASDAQ or the New York Stock Exchange (or other national securities exchange) has, for 90 consecutive trading days, equaled or exceeded $40.00 per share (subject to adjustments for any stock split, reverse stock split or certain other changes in capitalization), with the first day of the 90-day measurement period no earlier than June 6, 2018, or (ii) the date on which we close a change of control (as defined in the applicable award agreement) transaction in which the stockholders receive consideration equal to no less than $40.00 per share (subject to adjustments for any stock split, reverse stock split or certain other changes in capitalization) in exchange for the sale of their capital stock and (b) 50% of the shares subject to the option vest upon (i) the date on which the reported closing price of our common stock on NASDAQ or the New York Stock Exchange (or other national securities exchange) has, for 90 consecutive trading days, equaled or exceeded $80.00 per share (subject to adjustments for any stock split, reverse stock split or certain other changes in capitalization), with the first day of the 90-day measurement period no earlier than June 6, 2018, or (ii) the date on which we close a change of control transaction in which the stockholders receive consideration equal to no less than $80.00 per share (subject to adjustments for any stock split, reverse stock split or certain other changes in capitalization) in exchange for the sale of their capital stock. The first of these vesting conditions was met on March 3, 2021 at which point 50% of these awards vested.
(5)One-fourth of the total number of shares subject to the option vested on March 8, 2018, and one forty-eighth of the total number of shares subject to the option vest monthly thereafter, subject to continued service to us through each such vesting date.
(6)One-fourth of the total number of shares subject to the option vested on August 22, 2018, and one forty-eighth of the total number of shares subject to the option vest monthly thereafter, subject to continued service to us through each such vesting date.
(7)One-fourth of the total number of shares subject to the option vested on February 26, 2019, and one forty-eighth of the total number of shares subject to the option vest monthly thereafter, subject to continued service to us through each such vesting date.
(8)One-fourth of the total number of shares subject to the option vested on February 8, 2020, and one forty-eighth of the total number of shares subject to the option vest monthly thereafter, subject to continued service to us through each such vesting date.
(9)Represents restricted stock units providing a contingent right to receive the listed number of shares of our common stock upon settlement. One half of the shares subject to the award vested on February 8, 2020 and the remaining shares will vest on February 8, 2021, subject to continued service to us through such vesting date.
(10)Represents restricted stock units providing a contingent right to receive the listed number of shares of our common stock upon settlement. One-fourth of the total number of shares subject to the award vested on February 8, 2020, and one-fourth of the total number of shares subject to the award is scheduled to vest each year thereafter, subject to continued service to us through each such vesting date.
(11)One-fourth of the total number of shares subject to the option will vest on February 10, 2021, and one forty-eighth of the remaining shares vest monthly thereafter, subject to continued service to us through such vesting date.
(12)Represents restricted stock units providing a contingent right to receive the listed number of share of our common stock upon settlement. One-fourth of the total number of shares subject to this restricted stock grant will vest on February 10, 2021, and one fourth of the remaining shares subject to each restricted stock grant is scheduled to vest each year thereafter, subject to continued service to us through such vesting date.
(13)Represents restricted stock units providing a contingent right to receive the listed number of share of our common stock upon settlement. One-fourth of the total number of shares subject to this restricted stock grant will vest on August 18, 2021, and one fourth of the remaining shares subject to each restricted stock grant is scheduled to vest each year thereafter, subject to continued service to us through such vesting date.
(14)The option is subject to an early exercise provision and is immediately exercisable for restricted shares. Restricted shares acquired upon the early exercise of options are subject to repurchase by us at the original exercise price, which right lapses pursuant to the option’s vesting schedule. One-fourth of the total number of shares subject to the option vested on March 8, 2018, and one forty-eighth of the total number of shares vest monthly thereafter, subject to continued service to us through each such vesting date.
(15)Represents restricted stock units providing a contingent right to receive the listed number of share of our common stock upon settlement. One half of the shares subject to the award vested on August 20, 2019 and the remaining shares subject to the award will vest on August 20, 2020, subject to continued service to us through each such vesting date.
(16)One-fourth of the total number of shares subject to the option vested on February 7, 2020, and one forty-eighth of the total number of shares subject to the option vest monthly thereafter, subject to continued service to us through each such vesting date.
(17)Represents restricted stock units providing a contingent right to receive the listed number of share of our common stock upon settlement. One-fourth of the total number of shares subject to the award vested on February 7, 2020, and one-fourth of the total numbers of shares subject to the award is scheduled to vest each year thereafter, subject to continued service to us through each such vesting date.
(18)One-fourth of the total number of shares subject to the option vested on July 2, 2017, and one forty-eighth of the total number of shares subject to the option vest monthly thereafter, subject to continued service to us through each such vesting date.

Executive Employment Agreements
Ryan J. Watts, Ph.D.
On November 10, 2017, we entered into a confirmatory employment letter with Dr. Watts, our President and Chief Executive Officer. The confirmatory employment letter has no specific term and provides for at-will employment. Dr. Watts’ base salary was $589,472 during 2020 and was subsequently increased to $610,100, effective January 1, 2021, and Dr. Watts is considered annually for a target bonus of 55% of his annual base salary, subject to the terms and conditions of a bonus plan approved by our board of directors or the compensation committee of our board of directors. The confirmatory offer letter also provides that we may, in our discretion, grant additional bonus amounts to Dr. Watts.
Alexander O. Schuth, M.D.
On November 10, 2017, we entered into a confirmatory employment letter with Dr. Schuth, our Chief Operating Officer and Secretary. The confirmatory employment letter has no specific term and provides for at-will employment. Dr. Schuth’s base salary was $449,400 during 2020 and was subsequently increased to $465,100, effective January 1, 2021, and Dr. Schuth is considered annually for a target bonus of 40% of his annual base salary, subject to the terms of the applicable bonus plan developed by our chief executive officer and approved by our board of directors or the compensation committee of our board of directors. The confirmatory offer letter also provides that we may, in our discretion, grant additional bonus amounts to Dr. Schuth.
Steve E. Krognes
On November 10, 2017, we entered into a confirmatory employment letter with Mr. Krognes, our Chief Financial Officer and Treasurer. The confirmatory employment letter has no specific term and provides for at-will employment. Mr. Krognes’ base salary was $484,200 during 2020 and was subsequently increased to $501,200, effective January 1, 2021, and Mr. Krognes is considered annually for a target bonus of 40% of his annual base salary, subject to the terms of the applicable bonus plan developed by our chief executive officer and approved by our board of directors or the compensation committee of our board of directors. The confirmatory employment letter also provides that we may, in our discretion, grant additional bonus amounts to Mr. Krognes.
Carole Ho, M.D.
On November 10, 2017, we entered into a confirmatory employment letter with Dr. Ho, our Chief Medical Officer. The confirmatory employment letter has no specific term and provides for at-will employment. Dr. Ho’s base salary was $457,600 during 2020 and was subsequently increased to $473,600, effective January 1, 2021, and Dr. Ho is considered annually for a target bonus of 40% of her annual base salary, subject to the terms of the applicable bonus plan developed by our chief executive officer and approved by our board of directors or the compensation committee of our board of directors. The confirmatory employment letter also provides that we may, in our discretion, grant additional bonus amounts to Dr. Ho.
Potential Payments and Benefits upon Termination or Change in Control
Our named executive officers (Dr. Watts, Dr. Schuth, Mr. Krognes and Dr. Ho) are entitled to certain change of control and severance benefits pursuant to our Key Executive Change in Control and Severance Plan (the “Severance Plan”), which was adopted in November 2017 and subsequently modified in October 2020.

If we terminate a named executive officer’s employment other than for “cause,” death or “disability” or such participant resigns for “good reason” during the period beginning on a “change in control” (as such terms are defined in the Severance Plan) and ending 12 months following a change in control (the “change in control period”), such named executive officer will be eligible to receive the following severance benefits (less applicable tax withholdings):
•100% (200% for Dr. Watts; prior to the October 2020 amendment, this had been 150% for Dr. Watts) of the named executive officer’s annual base salary as in effect immediately prior to the termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then the named executive officer’s annual base salary in effect immediately prior to such reduction) paid over 12 months (24 months for Dr. Watts; prior to the October 2020 amendment, this had been 18 months for Dr. Watts);
•A lump sum payment equal to 100% (200% for Dr. Watts; prior to the October 2020 amendment, this had been 100% for Dr. Watts) of the annual target bonus the named executive officer would otherwise be eligible to receive for the fiscal year in which the termination occurs, assuming achievement of all target levels at 100%;
•A lump sum cash payment in an aggregate amount equal to 12 months (24 months for Dr. Watts; prior to the October 2020 amendment, this had been 18 months for Dr. Watts) of the applicable monthly premium cost that the named otherwise would be required to pay to continue qualifying health coverage under COBRA (provided that if the Company determines in its sole discretion that these payments cannot be provided without violating applicable law, these payments will not be made); and
•100% of the named executive officer’s then-outstanding and unvested equity awards that are subject to vest solely on the named executive officer’s continued service through the scheduled vesting dates will become vested in full and, if applicable, exercisable.
If we terminate a named executive officer’s employment other than for cause, death or disability or such participant resigns for good reason outside of the change in control period, such named executive officer will be eligible to receive the following severance benefits (less applicable tax withholdings):
•75% (100% for Dr. Watts) of the named executive officer’s annual base salary as in effect immediately prior to the termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then the named executive officer’s annual base salary in effect immediately prior to such reduction) paid over 9 months (12 months for Dr. Watts);
•A lump sum payment equal to the annual target bonus the named executive officer would otherwise be eligible to receive for the fiscal year in which the termination occurs, assuming achievement of all annual targets at 100%, prorated for the portion of the year during which the named executive officer was employed; and
•A lump sum cash payment in an aggregate amount equal to 9 months (12 months for Dr. Watts) of the applicable monthly premium cost that the named executive officer otherwise would be required to pay to continue qualifying health coverage under COBRA (provided that if the Company determines in its sole discretion that these payments cannot be provided without violating applicable law, these payments will not be made).

To receive the severance benefits upon a qualifying termination, a named executive officer must sign and not revoke a form of separation agreement and release of claims in a form reasonably satisfactory to us within the time frame set forth in the Severance Plan and must continue to comply with the provisions of such release and the terms of any confidentiality, proprietary information and inventions agreement and any other written agreement or agreements between the named executive officer and us under which the named executive officer has a material duty or obligation to us.
In addition, in the event of a change in control, the vesting schedule of any then-outstanding and unvested equity awards that are subject to time-based vesting and were granted to a named executive officer prior to the effective date of the Severance Plan will be accelerated in part so that the number of shares, if any, subject to each such award that would otherwise have first become vested in the period between the date of the consummation of the change in control and the date on which all but the final 12 months of the vesting period will have first become vested will immediately become vested and exercisable, as applicable. The remaining shares subject to each such award will continue to be eligible to vest in accordance with the original vesting schedule within the next 12 months as set forth in the applicable award agreement, and may accelerate in connection with certain terminations of employment, as described above.
If any of the payments provided for under the Severance Plan or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax under Section 4999 of the Code, then the named executive officer will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him or her. The Severance Plan does not require us to provide any tax gross-up payments to any named executive officer.
2017 Equity Incentive Plan and 2015 Stock Incentive Plan
Our 2017 Plan provides that in the event of a merger or change in control, as defined under our 2017 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator is not required to treat all awards, all awards held by a participant or all awards of the same type, similarly. In the event that a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction, unless specifically provided for otherwise under the applicable award agreement or other written agreement with the participant. The award will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.
If an outside director’s awards under the 2017 Plan are assumed or substituted for in a merger or change in control where awards granted to non-employee directors are assumed or substituted for and the service of such outside director as a director or director of the successor corporation, as applicable is terminated on or following the assumption or substitution, other than pursuant to a voluntary resignation (unless such resignation is at the request of the acquirer), his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and RSUs will lapse and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement with the director.

Our 2015 Plan provides that in the event of a merger or other Reorganization Event, as defined under the 2015 Plan, each outstanding award, except restricted stock, will be treated as the administrator determines, including, without limitation, that awards shall be assumed or substituted; upon written notice to a participant, that awards will terminate immediately prior to the consummation of the transaction; that awards will become fully exercisable or restrictions applicable to the award will lapse in whole or in part upon the transaction; or, upon a Reorganization Event under which the holders of shares of common stock will receive a cash payment for each share surrendered in the Reorganization Event, that awards will be terminated in exchange for a cash payment equal to the number of shares subject to the award multiplied by the acquisition price minus the exercise, measurement, or purchase price of the award. In addition, in the event of a Reorganization Event that is a liquidation or dissolution, the administrator may provide that awards will be converted into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and applicable tax withholdings). Certain additional restrictions apply to RSUs to which Section 409A of the Code apply. On a Reorganization Event other than our liquidation or dissolution, our repurchase rights with respect to restricted stock will inure to the benefit of the successor and shall, unless the administrator determines otherwise, apply to the property into which the shares are converted. In the event of our proposed liquidation or dissolution, restrictions on restricted stock then outstanding will be automatically deemed satisfied.
The following table shows the potential payments and benefits that the Company would be obligated to make or provide upon termination of employment of each of our named executive officers. For purposes of this table, it is assumed that each named executive officer’s employment terminated at the close of business on December 31, 2020, the last day of our fiscal year 2020.

Name	Executive Benefits and Payments Upon Termination or Change in Control	Change in Control ($)	Change in Control with Qualifying Termination ($)	Termination Without Cause ($)
Ryan J. Watts, Ph.D.	Base Salary	—	1,178,944	589,472
	Target Bonus	—	648,419	324,210
	Welfare(1)	—	88,228	44,114
	Restricted Stock Units(2)	—	10,947,683	—
	Stock Options(3)	—	38,461,423	—
	Performance and Market-Based Options(4)	103,485,860	103,485,860	—
	TOTAL	103,485,860	154,810,557	957,796
Alexander O. Schuth, M.D.	Base Salary	—	449,400	337,050
	Target Bonus	—	179,760	179,760
	Welfare(1)	—	32,631	24,473
	Restricted Stock Units(2)	—	5,184,158	—
	Stock Options(3)	—	17,482,309	—
	Performance and Market-Based Options(4)	20,697,139	20,697,139	—
	TOTAL	20,697,139	44,025,397	541,283
Steve E. Krognes	Base Salary	—	484,203	363,152
	Target Bonus	—	193,681	193,681
	Welfare(1)	—	—	—
	Restricted Stock Units(2)	—	5,184,158	—
	Stock Options(3)	—	17,482,313	—
	Performance and Market-Based Options(4)	10,385,000	10,385,000	—
	TOTAL	10,385,000	33,729,355	556,833
Carole Ho, M.D.	Base Salary	—	457,600	343,200
	Target Bonus	—	183,040	183,040
	Welfare(1)	—	41,821	31,366
	Restricted Stock Units(2)	—	5,245,386	—
	Stock Options(3)	—	17,370,032	—
	Performance and Market-Based Options(4)	10,385,000	10,385,000	—
	TOTAL	10,385,000	33,682,879	557,606

(1)Represents the lump sum aggregate premium payments, including the two-percent administrative charge, that would be required to be paid to or on behalf of the NEO to provide continued health insurance coverage under COBRA (based on the executive's health insurance coverage as of December 31, 2020) for 9 (12 for Dr. Watts) months for termination without cause and 12 (24 for Dr. Watts) months for a qualified termination that occurs within 12 months of the consummation of a change in control.
(2)Assuming assumption of the outstanding equity awards by a buyer, upon the consummation of a change in control and a qualifying termination with the change in control period, all time-based RSU awards accelerate vesting. The value of accelerated RSUs is calculated by multiplying the numbers of shares subject to acceleration by the closing price of our common stock on December 31, 2020, which was $83.76.
(3)Assuming assumption of the outstanding equity awards by a buyer, upon the consummation of a change in control all time-based awards granted prior to November 10, 2017 ("Grandfathered Awards"), accelerate vesting for all but the last 12 months of the original vesting schedule. The remaining 12 months will continue to vest as normal. Upon a change in control and qualifying termination and a qualifying termination with the change in control period, all time-based unvested stock options will 100% accelerate vesting. The value of accelerated stock options is calculated by multiplying the numbers of options subject to acceleration by the difference between the closing price of our common stock on December 31, 2020, which was $83.76, and the per share exercise price of the unvested shares subject to acceleration.

(4)Assuming assumption of the outstanding equity awards by a buyer, upon consummation of a change in control at a purchase price of $40 per share, 50% of the award will accelerate vesting and an additional 50% will accelerate if the purchase price is $80 per share. If a change in control would have occurred on December 31, 2020 all performance and market-based options would have accelerated vesting based on the closing stock price of $83.76. The value of accelerated performance and market-based options was calculated by multiplying the numbers of options subject to acceleration by the difference between the closing price on December 31, 2020 of $83.76, and the per share exercise price of the unvested shares subject to acceleration.
401(k) Plan
We maintain a 401(k) retirement savings plan for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax or after-tax (Roth) basis through contributions to the 401(k) plan. The 401(k) plan authorizes employer safe harbor contributions. The Company currently offers a safe harbor contribution in the amount of 4% of the employee's base salary, deposited each payroll. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.

CEO Pay Ratio - 2020
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the 2020 annual total compensation paid to our median paid employee and to our Chief Executive Officer, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the "CEO Pay Ratio"). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.
Measurement Date
We identified the median employee using our employee population on October 1, 2020 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).
Consistently Applied Compensation Measure
Under the relevant rules, we are required to identify the median employee by use of a "consistently applied compensation measure" ("CACM"). We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of October 1, 2020: (1) annual base pay, (2) annual target cash incentive opportunity, and (3) the grant date fair value for equity awards granted in 2020. In identifying the median employee, we did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments.
Methodology and Pay Ratio
After applying our CACM, we identified three median employees. As a result, we selected the individual with the longest tenure. Once the median employee was identified, we calculated the median employee's 2020 annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.
Our median employee compensation in 2020 as calculated using Summary Compensation Table requirements was $375,710. Our Chief Executive Officer's compensation in 2020 as reported in the Summary Compensation Table was $9,302,445. Therefore, our CEO Pay Ratio for 2020 is approximately 25:1.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

DIRECTOR COMPENSATION
Each non-employee director is eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards under our outside director compensation policy, which was adopted in November 2017 and became effective in connection with the initial public offering of our securities in December 2017. Our outside director compensation policy was crafted in consultation with Radford, an independent consultant, in anticipation of our initial public offering. Radford provided us with competitive data, analysis and recommendations regarding non-employee director compensation. After careful consideration of this information and the scope of the duties and responsibilities of our non-employee directors, our board of directors approved our outside director compensation policy, which we believe provides reasonable compensation to our non-employee directors that is commensurate with their contributions and appropriately aligned with our peers. Our outside director compensation policy was amended in March of 2020, November 2020 and February of 2021. In April 2021, the Delaware Court of Chancery will hold a hearing to consider a Motion for Approval of Proposed Settlement and Application for an Award of Attorney's Fees and Expenses, and if approved, then a further amendment to the non-employee Director compensation plan, as described below, would become effective upon the date of court approval of this derivative settlement. We also reimburse our directors for expenses associated with attending meetings of our board of directors and committees of our board of directors.
Pursuant to our outside director compensation policy, all non-employee directors (also referred to as "outside directors") were paid cash compensation as set forth below during the year ended December 31, 2020. For 2021, the cash compensation our outside directors are entitled to receive for their services was amended in the outside director compensation policy as set forth below:

	2020 Annual Retainer ($)	2021 Annual Retainer ($)
Board of Directors:
All non-employee members	$40,000	$40,000
Additional retainer for Non-Executive Chairperson of the Board	30,000	35,000
Audit Committee:
Additional retainer for Chairperson	18,000	20,000
Additional retainer for Non-Chairperson members	9,000	10,000
Compensation Committee:
Additional retainer for Chairperson	12,000	15,000
Additional retainer for Non-Chairperson members	6,000	7,500
Corporate Governance and Nominating Committee:
Additional retainer for Chairperson	8,000	10,000
Additional retainer for Non-Chairperson members	4,000	5,000
Science and Technology Committee:
Additional retainer for Chairperson	15,000	15,000
Additional retainer for Non-Chairperson members	7,500	7,500

All cash payments to non-employee directors who served in the relevant capacity at any point during the immediately preceding prior fiscal quarter will be paid quarterly in arrears on a prorated basis. A non-employee director who served in the relevant capacity during only a portion of the prior fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable cash retainer.

In addition, nondiscretionary, automatic grants of stock options will be made to our non-employee directors under our outside director compensation policy. Under our 2017 Plan, no non-employee directors may be granted, in any fiscal year, awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $1 million, increased to $1.6 million in connection with his or her initial service. Any awards granted to an individual while he or she was an employee, or while he or she was a consultant but not a non-employee director, will not count for purposes of these limitations.
Our outside director compensation policy was amended effective January 1, 2020 to provide for initial awards having a grant date fair value of approximately $600,000, split approximately 70/30 between options and RSUs, and further amended effective November 6, 2020 to split the value approximately 60/40 between options and RSUs. The mechanics are as follows: Effective January 1, 2020, each non-employee director automatically was granted an initial award of a nonstatutory stock option to purchase shares of our common stock and an initial award RSUs together having an aggregate company-assessed value of approximately $600,000 (with the shares covered by each award rounded down to the nearest whole share), effective on the date on which such person first became elected as a non-employee director. 70% of the value of the initial awards was in nonstatutory stock options (the “Initial Option”), while the remaining 30% was in RSUs (the “Initial RSU”). Specifically, the number of shares subject to the Initial Option was 70% of the number of shares that would be subject to a stock option granted on the same date having a grant date fair value of $600,000. For this purpose, the company values RSUs as 1 RSU for every 2 shares subject to an option, and therefore the number of shares subject to the Initial RSU was: (x) 30% of the number of shares that were subject to a stock option granted on the same date having a grant date fair value of $600,000, divided by (y) two. Beginning effective November 16, 2020, the policy was amended so that the value and mechanics remained the same, except that the split of value between the Initial Options and Initial RSUs became 60/40.
Subject to the terms of the policy, the Initial Option vest as to 1/4th of the shares subject thereto on the one-year anniversary of the initial award’s grant date and as to 1/48th of the shares subject to the Initial Option on each monthly anniversary of the date of grant thereafter (and if there is no corresponding day, on the last day of the month), in each case, provided that the non-employee director continues to serve as a non-employee director through the applicable vesting date. Subject to the terms of the policy, the Initial RSU award vest over a four-year period commencing on the Initial RSU's grant date, with 1/4th of the shares vesting on each anniversary of the Initial RSU’s grant date (or, for the last tranche that otherwise would vest on the fourth anniversary of the grant date, on such anniversary or, if earlier, on the day prior to our next annual meeting of stockholders occurring after the third anniversary of the grant date), in each case, provided that the non-employee director continues to serve as a non-employee director through the applicable vesting date.

Our outside director compensation policy was amended effective January 1, 2020 to provide for annual awards having a grant date fair value of approximately $350,000, split approximately 70/30 between options and RSUs, and further amended effective November 6, 2020 to split the value approximately 60/40 between options and RSUs. The mechanics are as follows: Effective January 1, 2020, on the date of each annual meeting of stockholders beginning with the Annual Meeting, each non-employee director who, as of such annual meeting date, has served on the board as a director for at least the preceding six months, automatically was granted a nonstatutory stock option to purchase shares of our common stock and an initial award RSUs together having an aggregate company-assessed value of approximately $350,000 (with the shares covered by each award rounded down to the nearest whole share), effective on the date on which such person first becomes elected as a non-employee director. 70% of the value of the initial awards was in nonstatutory stock options (the “Annual Option”), while the remaining 30% was in RSUs (the Annual RSU). Specifically, the number of shares subject to Annual Option was 70% of the number of shares that would be subject to a stock option granted on the same date having a grant date fair value of $350,000. For this purpose, the company values RSUs as 1 RSU for every 2 shares subject to an option, and therefore the number of shares subject to the Annual RSU will be: (x) 30% of the number of shares that would be subject to a stock option granted on the same date having a grant date fair value of $350,000, divided by (y) two. Any non-employee director who is not continuing as a director following the applicable annual meeting will not receive an Annual Option or Annual RSU with respect to such annual meeting. Beginning effective November 16, 2020, the policy was amended so that the value and mechanics remained the same, except that the split of value between the Initial Options and Initial RSUs became 60/40.

Subject to the terms of the policy, the Annual Option and Annual RSU vest and become exercisable as to 100% of the shares subject to the Annual Option and Annual RSU upon the earlier of the one year anniversary of the grant date or the day prior to our next annual meeting of stockholders occurring after the grant date, in each case, provided that the non-employee director continues to serve as a non-employee director through the applicable vesting date.
Our 2017 Plan provides that in the event of a merger or change in control, as defined in our 2017 Plan, where awards granted to non-employee directors are assumed or substituted for, if on the date of or following such assumption or substitution, the non-employee director’s status as a director or director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the non-employee director (unless such resignation is at the request of the acquirer), then each outstanding equity award granted under our 2017 Plan to a non-employee director will fully vest, all restrictions on the shares subject to such award will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all of the shares subject to such award will become fully exercisable, if applicable, unless specifically provided otherwise under the applicable award agreement or other written agreement with the director.
As noted above, the Board approved a further amendment and restatement of our outside director compensation policy which will become effective upon the date of court approval of the derivative settlement entered into by the Company on January 13, 2021 and referenced in the Form 8-K dated February 5, 2021, and which reflects the applicable terms of this settlement. This amendment provides that until at least the date of the annual meeting held in 2025, neither the cash retainers nor the value of equity compensation payable under our outside director compensation policy will be raised to a level that is in excess of the 75th percentile of the cash retainers or value of equity award compensation, respectively, paid by the then-applicable peer group, as approved by the compensation committee, to their non-employee directors. Notwithstanding the foregoing, newly elected or appointed outside directors may receive total cash and equity compensation in connection with their initial appointment or election to the Board having an aggregate value of up to two times the total of (x) the aggregate amount of annual cash retainers that could be provided to any incumbent outside director under the terms of the then effective outside director compensation policy, and (y) the value of annual awards that could be provided to any incumbent outside director under the terms of the then effective outside director compensation policy. This amendment also provides that, consistent with its current practice, the Company will determined its peer group annually based on such factors as the compensation committee or the Board deems relevant after discussion with the compensation committee’s consultant, and will consider for inclusion in the peer group, among other companies, companies which are operating in the same industries as the Company (by reference to Global Industry Classification Standard code or similar reasonable identifiers, which may change from time to time), and similar in size to the Company based on market capitalization (or, during volatile market conditions, revenue, if so determined by the compensation committee or the Board, as applicable.
The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)	Total ($)
Vicki Sato, Ph.D.	78,000	93,751	250,586	422,337
Douglas Cole, M.D.	56,500	93,751	250,586	400,837
Jennifer Cook	44,000	93,751	250,586	388,337
Jay Flatley	55,000	93,751	250,586	399,337
Peter Klein	58,000	93,751	250,586	402,337
Robert Nelsen	46,000	93,751	250,586	390,337
David Schenkein, M.D.	59,000	93,751	250,586	403,337
Marc Tessier-Lavigne, Ph.D.	59,500	93,751	250,586	403,837
Nancy A. Thornberry(5)	—	—	—	—

(1)The amounts included in this column reflect the aggregate grant date fair value of RSUs granted during 2020 based on the closing market price of the Company’s common stock on the date of grant.
(2)As of December 31, 2020, all of our non-employee directors held 3,253 outstanding stock awards.
(3)This column reflects the aggregate grant date fair value of stock options granted during 2020 computed in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation—Stock Compensation. The assumptions that we used to calculate these amounts are discussed in Note 10 to our audited consolidated financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K for the year ended December 31, 2020. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(4)As of December 31, 2020, our non-employee directors held outstanding options to purchase the number of shares of common stock as follows: Dr. Sato (154,923 shares); Dr. Cole (117,423 shares); Ms. Cook (92,472), Mr. Flatley (117,423 shares); Mr. Klein (80,382); Mr. Nelsen (117,423 shares); Dr. Schenkein (117,423 shares); and Dr. Tessier-Lavigne (117,423 shares).
(5)Nancy A. Thornberry was appointed to the board of directors in January 2021 and as such did not earn any fees during 2020.
For information about the compensation of directors who are also our employees, see “Executive Compensation.”

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2020 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights	Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders
2015 Stock Incentive Plan(1)	3,795,680	$2.97	—
2017 Equity Incentive Plan(2)	11,465,925	$17.45	3,708,330
2017 Employee Stock Purchase Plan(3)	—	—	970,681
Equity compensation plans not approved by security holders	—	—	—
TOTAL	15,261,605	$17.93	4,679,011

(1)Our board of directors adopted, and our stockholders approved, the 2015 Plan. As a result of our initial public offering and the adoption of the 2017 Plan, we no longer grant awards under the 2015 Plan; however, all outstanding options issued pursuant to the 2015 Plan continue to be governed by their existing terms. To the extent that any such awards are forfeited or lapse unexercised or are repurchased, the shares of common stock subject to such awards will become available for issuance under the 2017 Plan.
(2)Our 2017 Plan provides that the number of shares available for issuance under the 2017 Plan will be increased on the first day of each fiscal year, in an amount equal to the least of (i) 10,000,000 shares, (ii) five percent (5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as our board of directors or any of its committees as will be administering the 2017 Plan may determine.
(3)Our ESPP provides that the number of shares available for issuance under the ESPP will be increased on the first day of each fiscal year, in an amount equal to the least of (i) 2,000,000 shares, (ii) one percent (1%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by our board of directors or any of its committees as will be administering the ESPP may determine.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2021 for:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•each of our named executive officers;
•each of our directors and nominees for director; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 121,147,432 shares of our common stock outstanding as of March 31, 2021. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2021, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Denali Therapeutics Inc., 161 Oyster Point Blvd., South San Francisco, California 94080.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Biogen(1)	13,310,243	11.0%
Baillie Gifford & Co(2)	12,190,256	10.1%
ARCH Venture Fund VIII, L.P.(3)	10,668,749	8.8%
Entities associated with AKDL, L.P.(4)	10,084,938	8.3%
Vanguard Group(5)	7,925,057	6.5%
T Rowe Price(6)	6,464,826	5.3%
Blackrock(7)	6,376,078	5.3%
FMR LLC(8)	6,167,937	5.1%
Named Executive Officers and Directors:
Ryan J. Watts, Ph.D.(9)	3,629,186	3.0%
Alexander O. Schuth, M.D.(10)	1,093,745	0.9%
Steve E. Krognes(11)	1,378,567	1.1%
Carole Ho, M.D.(12)	600,691	*
Vicki Sato, Ph.D.(13)	267,029	*
Douglas Cole, M.D.(14)	95,361	*
Jennifer Cook(15)	58,522	*
Jay Flatley(16)	420,361	*
Peter Klein(17)	57,291	*
Robert Nelsen(18)	10,766,140	8.9%
David Schenkein, M.D.(19)	152,825	*
Marc Tessier-Lavigne, Ph.D.(20)	2,734,404	2.3%
Nancy A. Thornberry(21)	—	*
All current executive officers and directors as a group (13 persons)(22)	21,254,122	17.0%

•Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)Based on information set forth in a Schedule 13G filed with the SEC by Biogen Inc. and Biogen MA Inc. on September 28, 2020, these shares consist of 13,310,243 shares held of record by Biogen Inc. and Biogen MA Inc. collectively. Each of Biogen Inc. and Biogen MA Inc. has shared voting power with respect to all of the shares and shared dispositive power with respect to all the shares. The address of Biogen Inc. and Biogen MA Inc. is 225 Binney Street, Cambridge, Massachusetts 02142.
(2)Based on information set forth in a Schedule 13G/A filed with the SEC by Baillie Gifford & Co (“Baillie Gifford”) on January 12, 2021, these shares consist of 12,190,256 shares held of record by Baillie Gifford. Baillie Gifford has sole voting power with respect to 12,018,273 of the shares and sole dispositive power with respect to all the shares. The address of Baillie Gifford is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.
(3)Based on information set forth in a Schedule 13G/A filed with the SEC by ARCH Venture Fund VIII, L.P. (“ARCH Venture Fund VIII”) on February 2, 2021, these shares consist of 10,668,749 shares held of record by ARCH Venture Fund VIII. ARCH Venture Partners VIII, L.P. (“AVP VIII LP”), as the sole general partner of ARCH Venture Fund VIII, may be deemed to beneficially own certain of the shares held by ARCH Venture Fund VIII. AVP VIII LP disclaims beneficial ownership of all shares held by ARCH Venture Fund VIII in which AVP VIII LP does not have an actual pecuniary interest. ARCH Venture Partners VIII, LLC (“AVP VIII LLC”), as the sole general partner of AVP VIII LP, may be deemed to beneficially own certain of the shares held by ARCH Venture Fund VIII. AVP VIII LLC disclaims beneficial ownership of all shares held by ARCH Venture Fund VIII in which AVP VIII LLC does not have an actual pecuniary interest. As the managing directors of AVP VIII LLC, Keith Crandell, Robert Nelsen, one of our directors, and Clinton Bybee (collectively, the “Managing Directors”), share voting and investment control with respect to the shares held by ARCH Venture Fund VIII. The Managing Directors disclaim beneficial ownership of all shares held by ARCH Venture Fund VIII except to the extent of any pecuniary interest therein. The address of these entities is 8755 West Higgins Road, Suite 1025, Chicago, IL 60631.

(4)Based on information set forth in a Form 4 filed with the SEC by Douglas K. Bratton on February 17, 2021, that were (a) 9,984,836 shares held of record by AKDL, L.P. (“AKDL”) and (b) 100,102 shares held of record by Bratton Family Partners L.P. Crestline SI (GP), L.P. (“Crestline SI”) is the general partner of AKDL and Crestline Management, L.P. (“Crestline Management”) is the investment manager of AKDL. Crestline Investors, Inc. (“Crestline”) is the general partner of Crestline SI and Crestline Management. Bratton Capital Management, L.P. (“Bratton Capital Management”) is the general partner of Neuro Line, and Bratton Capital, Inc. (“Bratton Capital”) is the general partner of Bratton Capital Management. Mr. Bratton, as the sole director of Crestline and Bratton Capital, has shared voting and investment control with respect to the shares held by AKDL and Neuro Line. The address of these entities is 201 Main Street, Suite 1900, Fort Worth, TX 76102.
(5)Based on information set forth in a Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 10, 2021, these shares consist of 7,925,057 shares held of record by Vanguard. Vanguard reported that it shared voting power with respect to 153,286 shares of common stock, sole dispositive power with respect to 7,709,519 shares of common stock and shared dispositive power with respect to 215,538 shares of common stock. Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisor, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia, Ltd., Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited, all subsidiaries of The Vanguard Group, Inc., are collectively the beneficial owner of approximately 5% or greater of the outstanding shares of common stock. The address of these entities is 100 Vanguard Blvd. Malvern, PA 19355.
(6)Based on information set forth in a Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. ("Price Associates") on February 16, 2021, these shares consist of 6,464,826 shares held of record by Price Associates. The Price Associates has sole voting power with respect to 1,519,504 of the shares and sole dispositive power with respect to all the shares. The address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.
(7)Based on information set forth in a Schedule 13G filed with the SEC by BlackRock, Inc. ("BlackRock") on February 2, 2021, these shares consist of 6,376,078 shares held of record by Blackrock. BlackRock has sole voting power with respect to 6,264,194 of the shares and sole dispositive power with respect to all the shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(8)Based on information set forth in a Schedule 13G/A filed with the SEC by FMR LLC (“FMR”) on February 8, 2021, these shares consist of 6,167,937 shares held of record by FMR. FMR has sole voting power with respect to 4,206,331 of the shares and sole dispositive power with respect to all the shares. The address of FMR is 245 Summer Street, Boston, MA 02210.
(9)Consists of (a) 2,305,742 shares held of record by the Watts Family 2015 Trust dated July 7, 2015, for which Dr. Watts serves as trustee and (b) 1,323,444 shares subject to options exercisable within 60 days of March 31, 2021, all of which have vested as of such date.
(10)Consists of (a) 531,582 shares held of record by the Schuth Family Trust for which Dr. Schuth serves as trustee and (b) 10,686 shares held of record by Dr. Schuth and (c) 551,477 shares subject to options exercisable within 60 days of March 31, 2021, all of which have vested as of such date.
(11)Consists of (a) 850,000 shares held of record by The Steve Edward Krognes Revocable Trust, for which Mr. Krognes serves as a trustee (b) 17,229 shares held of record by Mr. Krognes and (c) 511,338 shares subject to options exercisable within 60 days of March 31, 2021, all of which have vested as of such date.
(12)Consists of (a) 1,476 shares held of record by Dr. Ho (b) 162,319 shares held of record by the Rohatgi-Ho Family 2009 Revocable Trust, for which Dr. Ho serves as trustee, (c) 25,000 shares held of record by The Rohatgi-Ho Irrevocable GST Trust for the benefit of the Reporting Person's children and (d) 411,896 shares subject to options exercisable within 60 days of March 31, 2021, all of which have vested as of such date.
(13)Consists of (a) 134,168 shares held of record by Dr. Sato and (b) 132,861 shares subject to options exercisable within 60 days of March 31, 2021, all of which have vested as of such date.
(14)Dr. Cole is a member of Flagship V GP but does not have voting or investment control with respect to the shares held by Flagship V. Dr. Cole disclaims beneficial ownership of all shares held by Flagship V except to the extent of his pecuniary interest therein. It consists of 95,361 shares subject to options exercisable within 60 days of March 31, 2021, all of which have vested as of such date.
(15)Consists of 58,522 shares subject to options exercisable within 60 days of March 31, 2021, all of which have vested as of such date.
(16)Consists of (a) 325,000 shares held of record by the Flatley Family Trust, for which Mr. Flatley serves as trustee and (b) 95,361 shares subject to options exercisable within 60 days of March 31, 2021, all of which have vested as of such date.
(17)Consists of 57,291 shares subject to options exercisable within 60 days of March 31, 2021, all of which have vested as of such date.
(18)Mr. Nelsen is a managing director of AVP VIII LLC and shares voting and investment control with respect to the shares held by ARCH Venture Fund VIII. Mr. Nelsen disclaims beneficial ownership of all shares held by ARCH Venture Fund VIII except to the extent of his pecuniary interest therein. Mr. Nelsen is also the beneficial owner of (a) 2,030 shares held of record by Mr. Nelsen and (b) 95,361 shares subject to options exercisable within 60 days of March 31, 2021, all of which have vested as of such date.
(19)Consists of (a) 26,232 shares held of record by the David P. Schenkein 2004 Revocable Trust, for which Dr. Schenkein serves as a trustee, (b) 31,232 shares held of record by the Amy P. Schenkein 2004 Revocable Trust, for which Dr. Schenkein serves as a trustee and (c) 95,361 shares subject to options exercisable within 60 days of March 31, 2021, all of which have vested as of such date.
(20)Consists of (a) 2,639,043 shares held of record by Dr. Tessier-Lavigne and (b) 95,361 shares subject to options exercisable within 60 days of March 31, 2021, all of which have vested as of such date.
(21)Ms. Thornberry has no beneficially owned shares or shares subject to options exercisable within 60 days of March 31, 2021.
(22)Consists of (i) 17,784,976 shares beneficially owned by our current executive officers and directors and (ii) 3,523,634 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2021, all of which have vested as of such date.

RELATED PERSON TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.
Biogen Collaboration Agreement
In September 2020, Biogen Inc.’s subsidiaries, Biogen MA Inc. (“BIMA”) and Biogen International GmbH (“BIG”) (BIMA and BIG, collectively, “Biogen”), collectively became the beneficial holders of more than 5% of our outstanding capital stock. In August 2020, we entered into a binding Provisional Collaboration and License Agreement with Biogen to co-develop and co-commercialize our small molecule inhibitors of LRRK2 for Parkinson’s disease. Under the Provisional Collaboration and License Agreement, Biogen also received rights to opt into two programs and a right of first negotiation for two additional programs, in each case for neurodegenerative diseases leveraging our TV technology platform to cross the BBB and excluding small molecules, AAVs and oligonucleotides. In October 2020, the Provisional Collaboration and License Agreement expired upon the execution of the Definitive LRRK2 Collaboration and License Agreement and Right of First Negotiation, Option and License Agreement with Biogen (collectively the "Biogen Collaboration Agreement"). In connection with the Biogen Collaboration Agreement, we received an equity investment of $465.0 million in September 2020 and an aggregate of $560.0 million in upfront payments in October 2020. We may be eligible to receive up to $1.1 billion in potential milestone payments plus profit sharing and royalties for the LRRK2 program. We recorded $9.3 million of cost sharing reimbursements from Biogen in the year ended December 31, 2020, of which $3.6 million was received in cash and $5.7 million was recorded as cost sharing reimbursements due from Biogen as of December 31, 2020.
Investors’ Rights Agreement
We are party to an investors’ rights agreement, as amended, with certain holders of our capital stock, including Ryan J. Watts, Ph.D., Alexander O. Schuth, M.D., Marc Tessier-Lavigne, Ph.D., Jay Flatley, Vicki Sato, Ph.D., David Schenkein, M.D., entities associated with AKDL, L.P., ARCH Venture Fund VIII, L.P., an entity affiliated with Robert Nelsen, entities associated with F-Prime Capital Partners Healthcare Fund IV L.P., entities associated with FIL Limited, Baillie Gifford & Co and Flagship Ventures Fund V, L.P., an entity affiliated with Douglas Cole, M.D. Under our investors’ rights agreement, certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing.
Other Agreements
In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into an indemnification agreement with each member of our board of directors and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
We have entered into employment agreements with certain of our executive officers and certain of our executives participate in our Severance Plan that, among other things, provide for certain severance and change of control benefits. For a description of employment agreements with, and benefits under our Severance Plan for, our named executive officers, see “Executive Compensation—Executive Employment Agreements.”
We have granted stock options and RSUs to our named executive officers, other executive officers and certain of our directors. See “Executive Compensation—Executive Employment Agreements.”
Other than as described above, since January 1, 2018, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.
Policies and Procedures for Related Party Transactions
We have adopted a formal written policy providing that our audit committee will be responsible for reviewing “related party transactions,” which are transactions (i) in which we are or will be a participant, (ii) in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and (iii) in which a related person has or will have a direct or indirect interest. For purposes of this policy, a related person will be defined as a director, nominee for director, executive officer, or greater than 5% beneficial owner of our common stock and their immediate family members. In reviewing any related party transaction, our audit committee is to consider the relevant facts and circumstances available to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Under this policy, all related party transactions may be consummated or continued only if approved or ratified by our audit committee.

OTHER MATTERS
Fiscal Year 2020 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2020 are included in our Annual Report on Form 10-K filed with the SEC on February 26, 2021 (File No. 001-38311). This proxy statement and our Annual Report are posted in the SEC filings section of the Investor & Media Relations web page at https://denalitherapeutics.com/investors and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Denali Therapeutics Inc., Attention: Investor Relations, 161 Oyster Point Blvd., South San Francisco, California 94080.
Company Website
We maintain a website at www.denalitherapeutics.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.
DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Such persons are also required to provide us with copies of all such reports filed with the SEC. Based solely upon the information supplied to us by these persons, we are required to report any known failure to file these reports within the specified period. To our knowledge, based solely upon a review of the Section 16(a) reports furnished to us and the written representations of these reporting persons, these persons complied with all filing requirements in a timely fashion for fiscal year 2020.

PROPOSALS OF STOCKHOLDERS FOR 2022 ANNUAL MEETING
Stockholders who wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their proposals so that they are received at Denali’s principal executive offices no later than December 23, 2021. Pursuant to the rules promulgated by the SEC, simply submitting a proposal does not guarantee that it will be included.
In order to be properly brought before the 2022 annual meeting of stockholders, a stockholder’s notice of a matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to the Secretary of Denali at its principal executive offices not less than 45 nor more than 75 days before the first anniversary of the date on which Denali first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. As a result, any notice given by a stockholder pursuant to these provisions of our bylaws must be received no earlier than February 6, 2022, and no later than March 8, 2022, unless our annual meeting date occurs more than 30 days before or 60 days after June 2, 2021. In that case, we must receive proposals not earlier than the close of business on the 120th day prior to the date of the 2022 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which we first make a public announcement of the date of the meeting.
To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our bylaws and SEC requirements. Denali will not consider any proposal or nomination that is not timely or otherwise does not meet the bylaws and SEC requirements for submitting a proposal or nomination.
Notices of intention to present proposals at the 2022 annual meeting of stockholders must be addressed to: Secretary, Denali Therapeutics Inc., 161 Oyster Point Blvd., South San Francisco, California 94080. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, by using the Internet or by mail at your earliest convenience, as instructed on the Notice of Internet Availability of Proxy Materials.

THE BOARD OF DIRECTORS

South San Francisco, California
April 22, 2021

DENALI THERAPEUTICS INC.
161 OYSTER PT. BLVD.
SOUTH SAN FRANCISCO, CA 94080

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DNLI2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Denali Therapeutics Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Denali Therapeutics Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D45339-P54263 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DENALI THERAPEUTICS INC.

THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2 AND 3.

Vote on Directors

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Douglas Cole, M.D.
02) Jay Flatley
03) Marc Tessier-Lavigne, Ph.D.
04) Nancy A. Thornberry

Vote on Proposals

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR items 1, 2 and 3.**

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D45340-P54263

Denali Therapeutics Inc.
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Ryan J. Watts and Steve E. Krognes, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Denali Therapeutics Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 am, Pacific Time on June 2, 2021, at www.virtualshareholdermeeting.com/DNLI2021, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE